Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-227943
The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to the securities to be sold by the issuer has become effective under the Securities Act of 1933, as amended, by rule of the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS SUPPLEMENT DATED AUGUST 17, 2020
Prospectus Supplement
(To Prospectus dated October 23, 2018)

PARK NATIONAL CORPORATION
$
  % Fixed-to-Floating Rate Subordinated Notes due 2030
We are offering $    aggregate principal amount of our   % Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Notes”). The Notes will be offered in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Notes will mature on    , 2030. From and including the date of original issuance to, but excluding,    , 2025, or the date of early redemption, the Notes will bear interest at an initial rate of   % per annum, payable semi-annually on      and      of each year, commencing on    , 2021. From and including    , 2025, to, but excluding, the maturity date or the date of early redemption, the Notes will bear interest at a floating rate per annum equal to the Benchmark rate (which is expected to be Three-Month Term SOFR (each as defined and subject to the provisions described under “Description of the Subordinated Notes—Payment of Principal and Interest”)) plus a spread of    basis points, provided that in no event shall the applicable floating interest rate be less than zero per annum, payable quarterly in arrears on     ,     ,      and      of each year, commencing on    , 2025.
We may, at our option, redeem the Notes in whole or in part beginning with the interest payment date of    , 2025, and on any interest payment date thereafter. The Notes will not otherwise be redeemable by us prior to maturity, except that we may redeem the Notes, in whole but not in part, if certain events occur, as described under “Description of the Subordinated Notes—Optional Redemption and Redemption Upon Special Event.” The redemption price for any redemption is 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon to, but excluding, the date of redemption. Any early redemption of the Notes will be subject to the receipt of the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) to the extent such approval is required under applicable laws or regulations, including capital regulations.
The Notes will be general unsecured, subordinated obligations of Park National Corporation and will rank pari passu, or equally, in right of payment with all of our other existing and future unsecured subordinated indebtedness, will rank junior in right of payment to all of our existing and future senior indebtedness and will rank senior in right of payment to any of our existing and all of our future indebtedness the terms of which provide that such indebtedness ranks junior in right of payment to indebtedness such as the Notes. In addition, the Notes will be effectively subordinated to all of our secured indebtedness to the extent of the value of the collateral securing such indebtedness. The Notes will be structurally subordinated to all of the existing and future liabilities and obligations of our subsidiaries, including the deposit liabilities and claims of other creditors of our bank subsidiary, The Park National Bank. The Notes will be obligations of Park National Corporation only and will not be obligations of, and will not be guaranteed by, any of our subsidiaries. There will be no sinking fund for the Notes. For a more detailed description of the Notes, see “Description of the Subordinated Notes”.
The Notes will not be listed on any national securities exchange or included in any automated quotation system. Currently, there is no public market for the Notes.
Per Note	Total
Public Offering Price(1)%	$
Underwriting discounts and commissions(2)%	$
Proceeds, before expenses, to us %	$
(1)	Plus accrued interest, if any, from , 2020, to the date of delivery.
(2)	We will also reimburse the underwriter for certain expenses incurred in this offering. See “Underwriting” for details.
The underwriter expects to deliver the Notes in book-entry only form through the facilities of The Depository Trust Company against payment on or about    , 2020. See “Underwriting” for details.
Investing in the Notes involves risks. You should refer to “Risk Factors” beginning on page S-10 of this prospectus supplement, beginning on page 7 of the accompanying prospectus, beginning on page 19 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and beginning on page 99 of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020.
The Notes are not savings accounts, deposits or other obligations of any bank and are not insured by the Federal Deposit Insurance Corporation (the “FDIC”), or any other government agency. Neither the Securities and Exchange Commission (the “SEC”), any state securities commission, the FDIC, the Federal Reserve nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is    , 2020

Prospectus Supplement
Prospectus
S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement to “Park,” “we,” “our” and “us” or similar references mean Park National Corporation and its consolidated subsidiaries. References to “PNB” mean The Park National Bank, our wholly owned national bank subsidiary, and references to the “Company” include only Park National Corporation and not its consolidated subsidiaries.
This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering, the Notes and certain other matters relating to us and our financial condition, and it adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, dated October 23, 2018, which provides more general information about the securities that we may offer from time to time, some of which may not apply to this offering. The accompanying prospectus is part of a shelf registration statement on Form S-3 (File No. 333-227943) that we filed with the SEC. Under the shelf registration process, from time to time, we may offer and sell subordinated debt securities, including the Notes offered hereby, senior debt securities, common shares, preferred shares, warrants, units, depositary shares or any combination thereof, in one or more offerings. You should read carefully all of the information contained in this prospectus supplement and the accompanying prospectus, together with documents incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as the additional information described under the heading “Where You Can Find More Information,” before investing in the Notes.
If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement. If the information set forth in this prospectus supplement conflicts with any statement in a document that we have incorporated by reference into this prospectus supplement or the accompanying prospectus, then you should consider only the statement in the more recent document. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference into those documents is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.
We have not, and the underwriter has not, authorized anyone to provide to you any information other than that contained or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus in connection with this offering prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement may be used only for the purpose for which it has been prepared.
Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriter, to subscribe for or purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding issuers, like us, who file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.
Our website address is http://www.parknationalcorp.com. We make available, free of charge, on or through our website, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that are filed with or furnished to the SEC, and amendments to those reports, as soon as reasonably practicable after we electronically file such reports with, or furnish them to, the SEC. The contents of our website are not part of this prospectus supplement or the accompanying prospectus, and the reference to our website does not constitute incorporation by reference in this prospectus supplement or the accompanying prospectus of the information contained at our website.
S-ii

The SEC allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that we have filed with the SEC under SEC File Number 001-13006, are incorporated by reference in, and considered a part of this prospectus supplement and the accompanying prospectus (other than information deemed furnished and not filed in accordance with SEC rules, including information furnished pursuant to Items 2.02 and 7.01 of Form 8-K):
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 28, 2020;
•
the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 from our definitive proxy statement for our 2020 Annual Meeting of Shareholders filed on March 9, 2020;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, filed with the SEC on May 8, 2020;
•	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, filed with the SEC on August 4, 2020;
•	our Current Reports on Forms 8-K, filed with the SEC on January 27, 2020 (two reports), March 25, 2020, April 27, 2020, April 29, 2020, May 20, 2020, June 18, 2020 and July 27, 2020.
We are also incorporating by reference in this prospectus supplement and the accompanying prospectus all documents (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such Form that are related to such Items) that we file with the SEC pursuant to Section 13(a), Section 13(c), Section 14 or Section 15(d) of the Exchange Act on or after the date of this prospectus supplement and the accompanying prospectus and prior to the termination or completion of the offering of the Notes under this prospectus supplement.
Statements contained in this prospectus supplement or the accompanying prospectus as to the contents of any contract, agreement or other document referred to in this prospectus supplement or the accompanying prospectus do not purport to be complete, and, where reference is made to the particular provisions of that contract, agreement or other document, those references are qualified in all respects by reference to all of the provisions contained in that contract, agreement or other document. Any statement contained in this prospectus supplement, the accompanying prospectus or in a document incorporated by reference in this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in any subsequently filed document which is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.
We will provide to each person to whom this prospectus supplement is delivered, upon written or oral request and without charge, copies of any of the above documents that have been incorporated by reference in this prospectus supplement (including any exhibits that are specifically incorporated by reference in such documents) and a copy of any contracts, agreements or other documents which are referred to in this prospectus supplement but not delivered with this prospectus supplement and the accompanying prospectus. Requests should be directed to: Park National Corporation, 50 North Third Street, Newark, Ohio 43055, Attention: Brady T. Burt, Chief Financial Officer, Secretary and Treasurer, telephone number (740) 322-6844.
S-iii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein may contain certain statements that are not statements of historical fact, but, rather, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements specifically identified as forward-looking statements within this prospectus. Examples of forward-looking statements include: (i) projections of income or expense, earnings per share, the payment or non-payment of dividends, capital structure and other financial items; (ii) statements of our plans and objectives of our management or Board of Directors, including those related to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Such forward-looking statements can often, but not always, be identified by the use of words like “believe,” “continue,” “pattern,” “estimate,” “project,” “intend,” “anticipate,” “expect,” and similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may,” or similar expressions.
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the forward-looking statements. We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.
Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. Forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although our management believes that we have been prudent in our plans and assumptions, achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions. If known or unknown risks or uncertainties should materialize, or if underlying assumptions should prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind in reading this prospectus supplement and the accompanying prospectus. Risks and uncertainties include, among other factors:
•
the ever-changing effects of the novel coronavirus (COVID-19) pandemic - the duration, extent and severity of which are impossible to predict - on economies (local, national and international) and markets, and on our customers, counterparties, employees and third-party service providers, as well as the effects of various responses of governmental and nongovernmental authorities to the COVID-19 pandemic, including actions directed toward the containment of the COVID-19 pandemic and stimulus packages;

•	our ability to execute our business plan successfully and within the expected timeframe as well as our ability to manage strategic initiatives;
•
general economic and financial market conditions, specifically in the real estate markets and the credit markets, either nationally or in the states in which the Company and our subsidiaries do business, may experience a slowing in addition to continuing residual effects of prior recessionary conditions, resulting in adverse impacts on the demand for loan, deposit and other financial services, delinquencies, defaults and counterparties' inability to meet credit and other obligations and the possible impairment of collectability of loans;

•	higher default rates on loans made to our customers due to the COVID-19 pandemic and its impact on our customers' operations and financial condition;
•
changes in interest rates and prices as well as disruption in the liquidity and functioning of U.S. financial markets, as a result of the COVID-19 pandemic and reactions thereto, may adversely impact prepayment penalty income, mortgage banking income, income from fiduciary activities, the value of securities, loans, deposits and other financial instruments and the interest rate sensitivity of our consolidated balance sheet as well as reduce interest margins and impact loan demand;

S-iv

•
changes in consumer spending, borrowing and saving habits, whether due to changes in retail distribution strategies, consumer preferences and behavior, changes in business and economic conditions (including as a result of the COVID-19 pandemic and reactions thereto), legislative and regulatory initiatives (including those undertaken in response to the COVID-19 pandemic), or other factors may be different than anticipated;

•	changes in unemployment may be different than anticipated in light of the impacts of the COVID-19 pandemic;
•	changes in customers', suppliers', and other counterparties' performance and creditworthiness may be different than anticipated in light of the impacts of the COVID-19 pandemic;
•
the adequacy of our internal controls and risk management program in the event of changes in the market, economic, operational (including those which may result from more of our associates working remotely), asset/liability repricing, legal, compliance, strategic, cybersecurity, liquidity, credit and interest rate risks associated with our business;

•	disruption in the liquidity and other functioning of U.S. financial markets;
•
our liquidity requirements could be adversely affected by changes to regulations governing bank and bank holding company capital and liquidity standards as well as by changes in our assets and liabilities;

•
competitive pressures among financial services organizations could increase significantly, including product and pricing pressures (which could in turn impact our credit spreads), customer acquisition and retention, changes to third-party relationships and revenues, changes in the manner of providing services, customer acquisition and retention pressures, and our ability to attract, develop and retain qualified banking professionals;

•	customers could pursue alternatives to bank deposits, causing us to lose a relatively inexpensive source of funding;
•
uncertainty regarding the nature, timing, cost and effect of changes in banking regulations or other regulatory or legislative requirements affecting the respective businesses of the Company and our subsidiaries, including major reform of the regulatory oversight structure of the financial services industry and changes in laws and regulations concerning taxes, FDIC insurance premium levels, pensions, bankruptcy, consumer protection, rent regulation and housing, financial accounting and reporting, environmental protection, insurance, bank products and services, bank capital and liquidity standards, fiduciary standards, securities and other aspects of the financial services industry, specifically the reforms provided for in the Coronavirus Aid, Relief and Economic Security (CARES) Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the Basel III regulatory capital reforms, as well as regulations already adopted and which may be adopted in the future by the relevant regulatory agencies, including the Consumer Financial Protection Bureau, the Office of the Comptroller of the Currency (the “OCC”), the FDIC, and the Federal Reserve, to implement the provisions of the CARES Act, the provisions of the Dodd-Frank Act, and the Basel III regulatory capital reforms;

•
the effect of changes in accounting policies and practices, as may be adopted by the Financial Accounting Standards Board (the “FASB”), the SEC, the Public Company Accounting Oversight Board and other regulatory agencies, including the extent to which the new current expected credit loss (“CECL”) accounting standard issued by the FASB in June 2016 and in accordance with the CARES Act, the adoption of which can be deferred by us (with retrospective application as of January 1, 2020) until the earlier of: (1) the interim reporting period during which the national emergency concerning the COVID-19 outbreak declared by the President on March 15, 2020 terminates; or (2) December 31, 2020, may adversely affect our reported financial condition or results of operations;

•
our assumptions and estimates used in applying critical accounting policies and modeling, including under the CECL model, when adopted by Park, which may prove unreliable, inaccurate or not predictive of actual results;

•
significant changes in the tax laws, which may adversely affect the fair values of net deferred tax assets and obligations of state and political subdivisions held in our investment securities portfolio;

S-v

•	the impact of our ability to anticipate and respond to technological changes on our ability to respond to customer needs and meet competitive demands;
•
operational issues stemming from and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems on which the Company and our subsidiaries are highly dependent;

•	the ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks;
•
a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors and other service providers, resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems, including as a result of cyber attacks;

•	the existence or exacerbation of general geopolitical instability and uncertainty;
•
the effect of trade policies (including the impact of potential or imposed tariffs, a U.S. withdrawal from or significant renegotiation of trade agreements, trade wars and other changes in trade regulations and changes in the relationship of the U.S. and its global trading partners), monetary and other fiscal policies (including the impact of money supply and interest rate policies of the Federal Reserve) and other governmental policies of the U.S. federal government, including those implemented in response to the COVID-19 pandemic;

•	unexpected changes in interest rates or disruptions in the financial markets related to COVID-19 or responses to the related health crisis;
•
the impact on financial markets and the economy of any changes in the credit ratings of the U.S. Treasury obligations and other U.S. government-backed debt, as well as issues surrounding the levels of U.S., European and Asian government debt and concerns regarding the creditworthiness of certain sovereign governments, supranationals and financial institutions in Europe and Asia;

•	the uncertainty surrounding the actions to be taken to implement the referendum by United Kingdom voters to exit the European Union;
•
our litigation and regulatory compliance exposure, including the costs and effects of any adverse developments in legal proceedings or other claims and the costs and effects of unfavorable resolution of regulatory and other governmental examinations or other inquiries;

•	continued availability of earnings and excess capital sufficient for the lawful and prudent declaration of dividends;
•	the impact on our business, personnel, facilities or systems of losses related to acts of fraud, scams and schemes of third parties;
•
the impact of widespread natural and other disasters, pandemics (including the COVID-19 pandemic), dislocations, civil unrest, terrorist activities or international hostilities on the economy and financial markets generally and on us or our counterparties specifically;

•
any of the foregoing factors, or other cascading effects of the COVID-19 pandemic that are not currently foreseeable, could materially affect our business, including our customers' willingness to conduct banking transactions and their ability to pay on existing obligations;

•
the effect of healthcare laws in the U.S. and potential changes for such laws, especially in light of the COVID-19 pandemic, which may increase our healthcare and other costs and negatively impact our operations and financial results;

•
risks and uncertainties associated with our entry into new geographic markets with our recent acquisitions, including expected revenue synergies and cost savings from recent acquisitions not being fully realized or realized within the expected timeframe;

•
the discontinuation of the London Inter-Bank Offered Rate (LIBOR) and other reference rates which may result in increased expenses and litigation, and adversely impact the effectiveness of hedging strategies; and

S-vi

•
other risk factors relating to the banking industry as detailed from time to time in our reports filed with the SEC including those described in “Item 1A. Risk Factors” of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and “Item 1A. Risk Factors” of Part II of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020.

The factors identified above are illustrative but should not be considered an exhaustive list of all factors that could adversely affect our business, financial condition, liquidity or results of operations. You should evaluate all forward-looking statements with an understanding of their inherent uncertainty. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date they are made. Except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date the statement is made to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified in their entirety by the foregoing cautionary statements. You are advised, however, to consult any further disclosures we make on related subjects in our subsequent filings and reports with the SEC.
S-vii

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights selected information contained elsewhere in, or incorporated by reference into, this prospectus supplement. Because this is a summary, it may not contain all of the information that is important to you in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and in the documents incorporated by reference herein and therein, before deciding whether to invest in the Notes. You should pay special attention to the information contained under the captions entitled “Risk Factors” in this prospectus supplement and the accompanying prospectus, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, and subsequent filings with the SEC to determine whether an investment in the Notes is appropriate for you.
Park National Corporation
Park National Corporation, or the Company, is a financial holding company subject to regulation under the Bank Holding Company Act of 1956, as amended. The Company was initially incorporated under Delaware law in 1986 and began operations as a bank holding company in 1987. In 1992, the Company changed its state of incorporation to Ohio. The Company’s principal executive offices are located at 50 North Third Street, Newark, Ohio 43055, and its telephone number is (740) 349-8451.
The Company’s principal business consists of owning and supervising its subsidiaries. Although the Company directs the overall policies of its subsidiaries, including lending policies and financial resources, most day-to-day affairs are managed by the respective officers of the Company’s subsidiaries.
Banking Operations
The Company’s banking operations are conducted through The Park National Bank, a national banking association. PNB engages in the commercial banking and trust business, generally in small and medium population Ohio, North Carolina and South Carolina communities in addition to operations within the metropolitan areas of Columbus and Cincinnati, Ohio, Charlotte, North Carolina, and Louisville, Kentucky. PNB operates 118 financial service offices, including 115 branches, in Ohio, Kentucky, North Carolina and South Carolina. PNB delivers financial products and services through its 118 financial service offices and a network of 137 automated teller machines, as well as telephone and internet-based banking through both personal computers and mobile devices.
At June 30, 2020, subsidiaries of the Company, including PNB and Scope Leasing, Inc., had approximately $3,398 million in commercial loans (commercial, financial and agricultural loans and commercial real estate loans) and commercial leases outstanding, representing approximately 47.2% of Park’s total aggregate loan portfolio as of that date. Of this amount, approximately $1,737 million represented commercial, financial and agricultural loans, $1,632 million represented commercial real estate loans, and $29 million represented commercial leases.
At June 30, 2020, subsidiaries of the Company, principally PNB, had outstanding approximately $2,300 million in construction real estate loans and residential real estate loans, representing approximately 31.9% of Park’s total aggregate loan portfolio as of that date. Of the $2,300 million, approximately $1,948 million was included within the residential real estate loan segment, which included $499 million of commercial loans secured by residential real estate, $1,234 million of mortgage loans, $204 million of home equity lines of credit and $11 million of installment loans. The remaining $352 million was included within the construction real estate loan segment, which included $245 million of commercial land and development loans, $106 million of 1-4 family residential construction loans, and $1 million of installment loans. The market area for real estate lending by PNB is concentrated in Ohio, Kentucky, North Carolina and South Carolina.
At June 30, 2020, the Company’s subsidiaries, principally PNB, had outstanding consumer loans (including automobile loans) in an aggregate amount of $1,506 million, constituting approximately 20.9% of Park’s total aggregate loan portfolio as of that date. The Company’s subsidiaries make installment credit available to customers and prospective customers in their primary market areas through direct and indirect loans. Indirect loans are facilitated through an automobile dealer, while direct loans are originated through direct customer interaction with the Company’s subsidiaries. At June 30, 2020, of the $1,506 million in consumer loans, $1,275 million were originated through indirect lending, while the remaining $231 million were considered direct loans. At June 30, 2020, of the $1,506 million in consumer loans, approximately 98.8% of these loans were held by PNB with the Company’s consumer finance subsidiary holding the balance.

At June 30, 2020, PNB had $262 million in loans outstanding to non-bank consumer finance companies. These asset-based loans are collateralized by cash flows from individuals, typically auto loans issued by a consumer finance company that is, in turn, a borrower of PNB.
Consumer Finance
Guardian Finance, an Ohio consumer finance company based in Hilliard, Ohio, operates as a separate subsidiary of the Company. Guardian Finance provides consumer finance services in the central Ohio area. Guardian Finance has five financial service offices in five Ohio counties: Clark, Fairfield, Franklin, Licking and Warren. Guardian Finance is no longer seeking new loans. At June 30, 2020, Guardian Finance had outstanding loans of $21 million.
Scope Leasing, Inc.
Scope Leasing, Inc. (which does business as Scope Aircraft Finance and is referred to herein as Scope Aircraft Finance) operates as a subsidiary of the Company and specializes in aircraft financing. The customers of Scope Aircraft Finance include small businesses and individuals who utilize aircraft for business or pleasure. Scope Aircraft Finance serves customers throughout the United States of America and Canada. As of June 30, 2020, Scope Aircraft Finance had approximately $292 million in loans outstanding, primarily secured by aircraft. These loans are included in Park’s commercial loan portfolio.
Recent Developments
COVID-19
The COVID-19 pandemic has created economic and financial disruptions that have adversely affected, and are likely to continue to adversely affect, Park’s business, financial condition, liquidity and results of operations. The extent to which the COVID-19 pandemic will continue to negatively affect our business, financial condition, liquidity and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the pandemic, the continued effectiveness of our business continuity plan (including work-from-home arrangements and staffing in operational facilities), the direct and indirect impact of the pandemic on our employees, customers, clients, counterparties and service providers, as well as other market participants, and actions taken by governmental authorities and other third parties in response to the pandemic.
Through June 30, 2020, Park had approved and funded 4,438 loans totaling $543.1 million under the federal Paycheck Protection Program.
Park is actively working with borrowers impacted by the COVID-19 pandemic and providing loan modifications to include either interest only deferral or principal and interest deferral, in each case, for initial periods up to 90 days. As necessary, Park is making available a second 90-day interest only deferral or principal and interest deferral bringing the total potential deferral period to six months. Park modified $386.9 million and $635.0 million of commercial loans in COVD-19 related modifications during the three-month and six-month periods ended June 30, 2020, respectively. Of the $635.0 million in commercial COVID-19 related modifications, $6.1 million were already classified as troubled debt restructurings, or TDRs, due to previous modifications and $82,000 were classified as TDRs due to the COVID-19 modifications. During the three-month and six-month periods ended June 30, 2020, Park modified $108.3 million and $113.3 million, respectively, of consumer loans in COVID-19 related modifications. Of the $113.3 million in consumer COVID-19 modifications, $1.7 million were already classified as TDRs due to previous modifications and $655,000 were classified as TDRs due to the COVID-19 modifications.
Park’s allowance for loan losses at June 30, 2020 was $73.5 million, representing an increase of $16.8 million compared to $56.7 million at December 31, 2019. $16.4 million of this increase was largely the result of the estimated increase in incurred losses attributable to the impact of the COVID-19 pandemic. Park added additional loan reserves for three industries at particularly high risk due to the COVID-19 pandemic: hotels and accommodations, restaurants and food service, and strip shopping centers. These industries have high levels of loan deferrals and have been particularly impacted by shut-downs of non-essential businesses, increased health-related regulations, and changes in consumer behavior. Much is still unknown about the long-term economic impact of the COVID-19 pandemic and Park continues to evaluate this estimate as new information becomes available.

THE OFFERING
The following summary contains selected information about the Notes and is not complete. It does not contain all the information that may be important to you. You should carefully read this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference herein and therein, before making a decision about whether to invest in the Notes. For a more complete understanding of the Notes, you should read the section of this prospectus supplement entitled “Description of the Subordinated Notes.”
Issuer:
Park National Corporation
Securities Offered:
$    aggregate principal amount of   % fixed-to-floating rate subordinated notes due 2030.
Issue Price:
100%
Maturity Date:
The Notes will mature on    , 2030 (the “Maturity Date”).
Interest:
Fixed Rate Period: From and including the date of original issuance to, but excluding,    , 2025 or the date of earlier redemption (the “Fixed Rate Period”), the Notes will bear interest at an initial rate of   % per annum.
Floating Rate Period: From and including    , 2025 to, but excluding, the Maturity Date or the date of early redemption (the “Floating Rate Period”), the Notes will bear interest at a floating rate per annum equal to the Benchmark rate (which is expected to be Three-Month Term SOFR) plus a spread of    basis points, provided that in no event will the applicable floating interest rate be less than zero per annum for any Floating Rate Interest Period (as defined under “Description of the Subordinated Notes—Payment of Principal and Interest”).
For each interest period during the Floating Rate Period, “Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any interest period, as determined by the calculation agent after giving effect to the Three-Month Term SOFR Conventions (each as defined under “Description of the Subordinated Notes—Payment of Principal and Interest”).
If the calculation agent determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined under “Description of the Subordinated Notes—Payment of Principal and Interest”) have occurred with respect to Three-Month Term SOFR, then the provisions under “Description of the Subordinated Notes—Effect of Benchmark Transition Event,” which are referred to herein as the “benchmark transition provisions,” will thereafter apply to all determinations of the interest rate on the Notes for each interest period during the Floating Rate Period. In accordance with the benchmark transition provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate on the Notes for each interest period during the Floating Rate Period will be an annual rate equal to the Benchmark Replacement (as defined under “Description of the Subordinated Notes—Effect of Benchmark Transition Event”) plus    basis points.
Interest Payment Dates:
Fixed Rate Period: During the Fixed Rate Period, interest on the Notes will accrue from and including    , 2020 and will be payable semi-annually in arrears on     and     of each year commencing on    , 2021. The last Interest Payment Date (as defined under “Description of the Subordinated Notes—Payment of Principal and Interest”) for the Fixed Rate Period will be    , 2025.
Floating Rate Period: During the Floating Rate Period, interest on the Notes will accrue from and including    , 2025 and will be payable quarterly in arrears on    ,    , and     of each year commencing on    , 2025.
Listing:
Currently, there is no public trading market for the Notes. We do not intend to list the Notes on any national securities exchange or automated quotation system.
Day Count Convention:
Fixed rate period: 360-day year consisting of twelve 30-day months.
Floating rate period: 360-day year and the actual number of days elapsed.
Indenture:
The Notes offered by this prospectus supplement will be issued by the Company under a subordinated indenture, to be dated as of the issue date (the “Base Indenture”), between the Company, as issuer, and U.S. Bank National Association, as trustee (the “Trustee”), as amended and supplemented by a supplemental indenture between the Company and the Trustee, to be dated as of the issue date (the “Supplemental Indenture”). We refer to the Base Indenture, as amended and supplemented by the Supplemental Indenture, as the “Subordinated Indenture.”
No Guarantee:
The Notes will not be guaranteed by any of our subsidiaries. As a result, the Notes will be structurally subordinated to the liabilities of our subsidiaries as discussed below under “Ranking.”
Ranking:
The Notes will be our general unsecured subordinated obligations and will be:
•
junior in right of payment to all of our existing and future senior indebtedness (as defined under “Description of the Subordinated Notes—Ranking”), including (i) the $37.5 million aggregate amount of indebtedness outstanding as of June 30, 2020 under the term note we issued to

U.S. Bank National Association on June 20, 2019, (ii) any amounts that we may borrow in the future under our $15 million revolving line of credit, in each case pursuant to the Credit Agreement with U.S. Bank National Association, and (iii) any other amounts that we may borrow from U.S. Bank National Association at any time in the future that is not itself described as subordinated debt;
•	equal in right of payment with all of our other existing and future subordinated indebtedness;
•
senior in right of payment and upon our liquidation to any of our existing and all of our future indebtedness the terms of which provide that such indebtedness ranks junior in right of payment to indebtedness such as the Notes, including the $15.0 million aggregate principal amount of our obligations relating to junior subordinated debt securities issued to our capital trust subsidiaries;

•	effectively subordinated to all of our secured indebtedness to the extent of the value of the collateral securing such indebtedness; and
•
structurally subordinated to all existing and future indebtedness, liabilities and other obligations of our subsidiaries, including without limitation, depositors of PNB, liabilities to general creditors and liabilities arising in the ordinary course of business or otherwise.

The Notes are not savings accounts, deposits or other obligations of PNB or any of our subsidiaries and they are not insured by the FDIC or any other agency or fund of the United States.
As of June 30, 2020, PNB and our other subsidiaries had outstanding indebtedness, total deposits and other liabilities of approximately $8.7 billion, excluding intercompany liabilities, to which the Notes will be structurally subordinated.
The Subordinated Indenture does not limit the amount of additional indebtedness we or our subsidiaries may incur.
Redemption:
We may, at our option, beginning on    , 2025 and on each Interest Payment Date thereafter, redeem the Notes, in whole or in part, from time to time, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption.

We may also redeem the Notes at any time prior to their maturity, including prior to    , 2025, in whole, but not in part, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve, upon the occurrence of a “Tax Event,” a “Tier 2 Capital Event” or the Company becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended. In any such case, the redemption price would be equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption.
See “Description of the Subordinated Notes—Optional Redemption and Redemption Upon Special Event.”
Sinking Fund:
There is no sinking fund for the Notes.
Further Issuances:
We may, from time to time, without notice to or consent of the holders of the Notes, issue additional debt securities of the same series as the Notes, with identical terms to the Notes (except for issue date, the offering price, and interest accrued prior to the issue date of the additional subordinated notes) in order that such additional debt securities may be consolidated and form a single series with the Notes.
Use of Proceeds:
We estimate that the net proceeds of this offering will be approximately $    after deducting underwriting discounts and our estimated offering expenses.
We intend to use the net proceeds from this offering for general corporate purposes, which may include providing capital to support our growth organically or through strategic acquisitions, repaying indebtedness, financing investments, capital expenditures, repurchasing our common shares and for investments in PNB as regulatory capital. See “Use of Proceeds.”
Form and Denomination:
The Notes will be issued only in book-entry form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Notes will be evidenced by global notes deposited with the trustee for the Notes, as custodian for The Depository Trust Company (“DTC”). Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants of DTC. See “Description of the Subordinated Notes—General” and “Description of the Subordinated Notes—Clearance and Settlement.”
U.S. Federal Income Tax Consequences:
You should carefully review the section “Certain U.S. Federal Income Tax Consequences” in this prospectus supplement and discuss with your tax advisor the particular tax consequences to you of an investment in the Notes.

ERISA Considerations:
For a discussion of certain prohibited transactions and fiduciary duty issues pertaining to purchases by or on behalf of an employee benefit plan, please read “ERISA Considerations.”
Governing Law:
The Notes and the Subordinated Indenture will be governed by the laws of the State of New York.
Risk Factors:
An investment in the Notes involves risks. You should carefully consider the information contained under “Risk Factors” in this prospectus supplement and the accompanying prospectus and “Item 1A. Risk Factors” of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and “Item 1A. Risk Factors” of Part II of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, as well as other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto, before making an investment decision.
Trustee:
U.S. Bank National Association
Calculation Agent:
We will appoint a calculation agent for the Notes prior to the commencement of the Floating Rate Period. In addition, we or an affiliate of ours may assume the duties of the calculation agent. We will act as the initial calculation agent.
Original Issue Discount:
The Notes may be issued with original issue discount (“OID”) for U.S. federal income tax purposes. In such case, holders subject to U.S. federal income taxation, whether on the cash or accrual method of tax accounting, generally would be required to include any amounts representing OID in gross income (as ordinary income) as the OID accrues on a constant yield to maturity basis, in advance of the receipt of cash payments to which such income is attributable. See “Certain U.S. Federal Income Tax Consequences.”

SUMMARY HISTORICAL FINANCIAL DATA
The following table sets forth summary consolidated financial data of Park as of and for the years ended December 31, 2019, 2018, 2017, 2016 and 2015 that has been derived from our audited consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 28, 2020, and incorporated by reference herein, and financial data of Park as of and for the six months ended June 30, 2020 and 2019 that has been derived from our unaudited consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, filed with the SEC on August 4, 2020, and incorporated by reference herein, and includes adjustments management considers necessary for a fair presentation under generally accepted accounting principles. Results from past periods are not necessarily indicative of results that may be expected for any future period.
The following summary consolidated financial information is not indicative of our expected future operating results. The following summary consolidated financial information should be read together with “Management's Discussion and Analysis of Financial Condition and Results of Operations” and other detailed information in our Annual Report on Form 10-K for the year ended December 31, 2019, and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, together with the historical consolidated financial statements and notes thereto, each of which is incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information.”
	As of or for the six months ended June 30,		As of or for the years ended December 31,
	2020	2019	2019(5)	2018(4)	2017	2016	2015
	(dollars in thousands, except per share data)
Results of Operations:
Interest income	$176,354	$174,082	$360,500	$310,801	$286,424	$276,258	$265,074
Interest expense	18,885	30,455	62,763	43,903	42,665	38,172	37,442
Net interest income	157,469	143,627	297,737	266,898	243,759	238,086	227,632
Provision for (recovery of) loan losses	17,377	4,417	6,171	7,945	8,557	(5,101)	4,990
Net interest income after provision for (recovery of) loan losses	140,092	139,210	291,566	258,953	235,202	243,187	222,642
Non-interest income(1)	53,450	44,833	97,193	101,101	86,429	84,039	83,624
Non-interest expense(1)	131,075	127,019	263,988	228,755	203,162	204,331	192,687
Net income	51,877	47,618	102,700	110,387	84,242	86,135	81,012
Net income available to common shareholders	51,877	47,618	102,700	110,387	84,242	86,135	81,012
Per common share:
Net income per common share - basic	$3.18	$2.96	$6.33	$7.13	$5.51	$5.62	$5.27
Net income per common share - diluted	3.16	2.94	6.29	7.07	5.47	5.59	5.26
Cash dividends declared	2.24	2.22	4.24	4.07	3.76	3.76	3.76
Average Balances:
Loans	$6,731,960	$6,012,446	$6,208,496	$5,460,664	$5,327,507	$5,122,862	$4,909,579
Investment securities	1,168,949	1,416,631	1,360,540	1,461,068	1,557,156	1,504,667	1,478,208
Money market instruments and other	318,930	87,212	169,703	73,001	262,100	198,197	342,997
Total earning assets	$8,219,839	$7,516,289	$7,738,739	$6,994,733	$7,146,763	$6,825,726	$6,730,784
Non-interest bearing deposits	2,175,400	1,809,213	1,875,628	1,661,481	1,544,986	1,414,885	1,311,628
Interest bearing deposits	5,370,376	4,804,076	5,029,854	4,473,467	4,348,110	4,165,919	4,155,196
Total deposits	$7,545,776	$6,613,289	$6,905,482	$6,134,948	$5,893,096	$5,580,804	$5,466,824
Short-term borrowings	$236,521	$238,492	$215,900	$217,327	$229,193	$240,457	$258,717
Long-term debt	169,409	383,922	340,664	424,178	788,491	776,465	793,469
Shareholders’ equity	990,132	887,946	922,174	784,140	755,839	737,737	710,327
Common shareholders’ equity	990,132	887,946	922,174	784,140	755,839	737,737	710,327
Total assets	$9,044,027	$8,206,502	$8,474,029	$7,629,269	$7,741,043	$7,416,519	$7,306,460

	As of or for the six months ended June 30,		As of or for the years ended December 31,
	2020	2019	2019(5)	2018(4)	2017	2016	2015
	(dollars in thousands, except per share data)
Ratios:
Return on average assets (x)	1.15%	1.17%	1.21%	1.45%	1.09%	1.16%	1.11%
Return on average common equity (x)	10.54%	10.81%	11.14%	14.08%	11.15%	11.68%	11.40%
Net interest margin(2)	3.89%	3.89%	3.89%	3.84%	3.48%	3.52%	3.39%
Efficiency ratio(1)(2)	61.72%	66.87%	66.35%	61.68%	60.62%	62.96%	61.73%
Dividend payout ratio(3)	71.22%	75.69%	67.66%	57.57%	68.71%	67.29%	71.51%
Average shareholders’ equity to average total assets	10.95%	10.82%	10.88%	10.28%	9.76%	9.95%	9.72%
Common equity tier 1 capital ratio	11.31%	11.96%	11.57%	13.04%	12.94%	12.83%	12.54%
Leverage ratio	9.02%	9.48%	9.63%	10.04%	9.44%	9.56%	9.22%
Tier 1 capital ratio	11.52%	12.19%	11.79%	13.30%	13.22%	13.11%	12.82%
Total risk-based capital ratio	12.54%	13.02%	12.60%	14.19%	14.14%	14.63%	14.49%
(1)
During the first quarter of 2018, Park adopted ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, pursuant to which an employer is required to report the service cost component in the same line item as other compensation costs arising from services rendered by the pertinent employees during the period. All other components of net benefit cost are required to be presented in the income statement separately from the service cost. For Park, this resulted in an increase in non-interest income and an offsetting increase in non-interest expense with no change to net income as well as an increase to the efficiency ratio. This ASU is required to be applied retrospectively to all periods presented and therefore non-interest income, non-interest expense and the efficiency ratio for the three annual periods ending December 31, 2017 shown in the table above have been adjusted from the figures presented in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

(2)
Calculated utilizing fully taxable equivalent net interest income which includes the effects of taxable equivalent adjustments using a 21% federal corporate income tax rate for 2020, 2019 and 2018 and a 35% federal corporate income tax rate for 2017, 2016, and 2015. The taxable equivalent adjustments were $1.4 million and $1.5 million for the six months ended June 30, 2020 and 2019, respectively, $3.0 million for 2019, $2.9 million for 2018, $5.0 million for 2017, $2.4 million for 2016, and $865,000 for 2015.

(3)	Cash dividends paid divided by net income.
(4)	NewDominion Bank was acquired July 1, 2018. Financial data for 2018 reflects the six months that the NewDominion business was a division of PNB.
(5)	Carolina Alliance was acquired April 1, 2019. Financial data for 2019 reflects the nine months that the Carolina Alliance business was a division of PNB.
(x)	Reported measure uses net income available to common shareholders.

RISK FACTORS
An investment in the Notes involves a number of risks. This prospectus supplement does not describe all of those risks. Before you decide whether an investment in the Notes is suitable for you, you should carefully consider the risks and uncertainties described below relating to the offering as well as the risk factors and other information concerning our business included in the accompanying prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, in addition to the other information in this prospectus supplement and the accompanying prospectus, including our other filings which are incorporated by reference into this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information" in this prospectus supplement and the accompanying prospectus for discussions of these other filings. The prospectus supplement and accompanying prospectus are qualified in their entirety by these risk factors.
You should not rely on indicative or historical data concerning SOFR.
The interest rate during the Floating Rate Period will be determined using Three-Month Term SOFR (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to Three-Month Term SOFR, in which case the rate of interest will be based on the next-available Benchmark Replacement). In the following discussion of the Secured Overnight Financing Rate (“SOFR”), when we refer to SOFR-linked Notes, we mean the Notes at any time when the interest rate on the Notes is or will be determined based on SOFR, including Three-Month Term SOFR.
SOFR is published by the Federal Reserve Bank of New York (“FRBNY”) and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. FRBNY reports that SOFR includes all trades in the Broad General Collateral Rate, plus bilateral U.S. Treasury repurchase agreement (“repo”) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). SOFR is filtered by FRBNY to remove a portion of the foregoing transactions considered to be “specials.” According to FRBNY, “specials” are repos for specific-issue collateral which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.
FRBNY reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon, which currently acts as the clearing bank for the tri-party repo market, as well as general collateral finance repo transaction data and data on bilateral U.S. Treasury repo transactions cleared through the FICC’s delivery-versus-payment service.
FRBNY states that it obtains information from DTCC Solutions LLC, an affiliate of DTCC. FRBNY currently publishes SOFR daily on its website at https://apps.newyorkfed.org/markets/autorates/sofr. FRBNY states on its publication page for SOFR that use of SOFR is subject to important disclaimers, limitations and indemnification obligations, including that FRBNY may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not part of this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein.
FRBNY started publishing SOFR in April 2018. FRBNY has also started publishing historical indicative SOFRs dating back to 2014, although this historical indicative data inherently involves assumptions, estimates and approximations. You should not rely on this historical indicative data or on any historical changes or trends in SOFR as an indicator of the future performance of SOFR.
SOFR may be more volatile than other benchmark or market rates.
Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in comparable benchmark or market rates, and SOFR over time may bear little or no relation to the historical actual or historical indicative data. In addition, the return on and value of the SOFR-linked Notes may fluctuate more than floating rate securities that are linked to less volatile rates.

Changes in SOFR could adversely affect the amount of interest that accrues on the SOFR-linked Notes and the trading prices for the SOFR-linked Notes.
Because SOFR is published by FRBNY based on data received from other sources, we have no control over its determination, calculation or publication. There can be no assurance that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the SOFR-linked Notes. If the manner in which SOFR is calculated is changed, that change may result in a change in the amount of interest that accrues on the SOFR-linked Notes, which may adversely affect the trading prices of the SOFR-linked Notes. In addition, the interest rate on the SOFR-linked Notes for any day will not be adjusted for any modification or amendment to SOFR for that day that FRBNY may publish if the interest rate for that day has already been determined prior to such publication. Further, if the Benchmark rate on the SOFR-linked Notes during the Floating Rate Period for any interest period declines to zero or becomes negative, interest will only accrue on the SOFR-linked Notes at a rate equal to the spread of   % per annum with respect to that interest period. There is no assurance that changes in SOFR could not have a material adverse effect on the yield on, value of and market for the SOFR-linked Notes.
SOFR differs fundamentally from, and may not be a comparable substitute for, U.S. dollar LIBOR.
In June 2017, the Alternative Reference Rates Committee (the “ARRC”) convened by the Federal Reserve and FRBNY announced SOFR as its recommended alternative to the London interbank offered rate for U.S. dollar obligations (“U.S. dollar LIBOR”). However, because SOFR is a broad U.S. Treasury repo financing rate that represents overnight secured funding transactions, it differs fundamentally from U.S. dollar LIBOR. For example, SOFR is a secured overnight rate, while U.S. dollar LIBOR is an unsecured rate that represents interbank funding over different maturities. In addition, because SOFR is a transaction-based rate, it is backward-looking, whereas U.S. dollar LIBOR is forward-looking. Because of these and other differences, there can be no assurance that SOFR will perform in the same way as U.S. dollar LIBOR would have done at any time, and there is no guarantee that it is a comparable substitute for U.S. dollar LIBOR.
Any failure of SOFR to gain market acceptance could adversely affect the trading prices of the SOFR-linked Notes.
SOFR may fail to gain market acceptance. SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to U.S. dollar LIBOR in part because it is considered to be a good representation of general funding conditions in the overnight U.S. Treasury repo market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider SOFR to be a suitable substitute or successor for all of the purposes for which U.S. dollar LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen its market acceptance. Any failure of SOFR to gain market acceptance could adversely affect the return on, value of and market for the SOFR-linked Notes.
Any market for the SOFR-linked Notes may be illiquid or unpredictable.
Since SOFR is a relatively new market index, SOFR-linked debt securities likely will have no established trading market when issued, and an established trading market for the SOFR-linked Notes may never develop or may not be very liquid. Market terms for securities that are linked to SOFR, such as the spread over the base rate reflected in the interest rate provisions, may evolve over time, and as a result, trading prices of the SOFR-linked Notes may be lower than those of later-issued securities that are linked to SOFR. Similarly, if SOFR does not prove to be widely used in securities that are similar or comparable to the SOFR-linked Notes, the trading price of the SOFR-linked Notes may be lower than those of securities that are linked to rates that are more widely used. You may not be able to sell the SOFR-linked Notes at all or may not be able to sell the SOFR-linked Notes at prices that will provide you with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk. The manner of adoption or application of reference rates based on SOFR in the bond and equity markets may differ materially compared with the application and adoption of SOFR in other markets, such as the derivatives and loan markets. You should carefully consider how any potential inconsistencies between the adoption of reference rates based on SOFR across these markets may impact any hedging or other financial arrangements which you may put in place in connection with any acquisition, holding or disposal of the SOFR-linked Notes.

The interest rate for the Notes during the Floating Rate Period may be determined based on a rate other than Three-Month Term SOFR.
Under the terms of the Notes, the interest rate on the Notes for each interest period during the Floating Rate Period will be based on a forward-looking term rate for a tenor of three months that will be based on SOFR (“Three-Month Term SOFR”). Three-Month Term SOFR does not currently exist and is currently being developed under the sponsorship of the ARRC. There is no assurance that the development of Three-Month Term SOFR, or any other forward-looking term rate based on SOFR, will be completed. Uncertainty surrounding the development of forward-looking term rates based on SOFR could have a material adverse effect on the return on, value of and market for the Notes. If, at the commencement of the Floating Rate Period for the Notes, the Federal Reserve and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve and/or the FRBNY or any successor thereto (“Relevant Governmental Body”) has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or the calculation agent determines that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible, then the next-available Benchmark Replacement under the benchmark transition provisions will be used to determine the interest rate on the Notes during the Floating Rate Period (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to that next-available Benchmark Replacement).
Under the terms of the Notes, the calculation agent is expressly authorized to make determinations, decisions or elections with respect to technical, administrative or operational matters that it decides may be appropriate to reflect the use of Three-Month Term SOFR as the interest rate basis for the Notes in a manner substantially consistent with market practice, which are defined in the terms of the Notes as “Three-Month Term SOFR Conventions.” For example, assuming that a form of Three-Month Term SOFR is developed, it is not currently known how or by whom rates for Three-Month Term SOFR will be published. Accordingly, the calculation agent will need to determine the applicable Three-Month Term SOFR during the Floating Rate Period. The calculation agent's determination and implementation of any Three-Month Term SOFR Conventions could result in adverse consequences to the amount of interest that accrues on the Notes during the Floating Rate Period, which could adversely affect the return on, value of and market for the Notes.
Any Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR.
Under the benchmark transition provisions of the Notes, if the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR, then the interest rate on the Notes during the Floating Rate Period will be determined using the next-available Benchmark Replacement (which may include a related Benchmark Replacement Adjustment). However, the Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR. For example, Compounded SOFR, the first available Benchmark Replacement, is the compounded average of the daily Secured Overnight Financing Rates calculated in arrears, while Three-Month Term SOFR is intended to be a forward-looking rate with a tenor of three months. In addition, very limited market precedent exists for securities that use Compounded SOFR as the rate basis, and the method for calculating Compounded SOFR in those precedents varies. Further, the ISDA Fallback Rate, which is another Benchmark Replacement, has not yet been established and may change over time.
The terms “Benchmark Replacement Adjustment,” “Compounded SOFR,” and “ISDA Fallback Rate” have the meanings set forth below under “Description of the Subordinated Notes—Effect of Benchmark Transition Event.”
The implementation of Benchmark Replacement Conforming Changes could adversely affect the amount of interest that accrues on the Notes and the trading prices for the Notes.
Under the benchmark transition provisions of the Notes, if a particular Benchmark Replacement or Benchmark Replacement Adjustment cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected or formulated by: (i) the Relevant Governmental Body (such as the ARRC), (ii) ISDA or (iii) in certain circumstances, the calculation agent. In addition, the benchmark transition provisions expressly authorize the calculation agent to make certain changes, which are defined in the terms of the Notes as “Benchmark

Replacement Conforming Changes,” with respect to, among other things, the determination of interest periods, and the timing and frequency of determining rates and making payments of interest. The application of a Benchmark Replacement and Benchmark Replacement Adjustment, and any implementation of Benchmark Replacement Conforming Changes, could result in adverse consequences to the amount of interest that accrues on the Notes during the Floating Rate Period, which could adversely affect the return on, value of and market for the Notes. Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to the then-current Benchmark that it is replacing, or that any Benchmark Replacement will produce the economic equivalent of the then-current Benchmark that it is replacing.
The amount of interest payable on the Notes will vary after    , 2025.
During the Fixed Rate Period, the Notes will bear interest at an initial rate of   % per annum. Thereafter, the Notes will bear interest at a floating rate per annum equal to the Benchmark rate (which is expected to be Three-Month Term SOFR) plus    basis points, subject to the provisions under “Description of the Subordinated Notes—Payment of Principal and Interest.” The per annum interest rate that is determined at the reference time for each interest period will apply to the entire quarterly interest period following such determination date even if the Benchmark rate increases during that period.
Floating rate notes bear additional risks not associated with fixed rate debt securities. These risks include fluctuation of the interest rates and the possibility that you will receive an amount of interest that is lower than expected. We have no control over a number of matters that may impact prevailing interest rates, including, without limitation, economic, financial, and political events that are important in determining the existence, magnitude, and longevity of market volatility, and other risks and their impact on the value of, or payments made on, the Notes. In recent years, interest rates have been volatile, and that volatility may be expected in the future.
We will act as the initial calculation agent and may have economic interests adverse to the interests of the holders of the Notes.
The calculation agent will determine the interest rate during the Floating Rate Period. We will act as the initial calculation agent for the Notes. Any exercise of discretion by us under the terms of the Notes, including, without limitation, any discretion exercised by us acting as calculation agent, could present a conflict of interest. In making the required determinations, decisions and elections, we may have economic interests that are adverse to the interests of the holders of the Notes, and those determinations, decisions or elections could have a material adverse effect on the yield on, value of and market for the Notes. Any determination by us, as the calculation agent, will be final and binding absent manifest error.
Because the Notes may be redeemed at our option under certain circumstances prior to their maturity, you may be subject to reinvestment risk.
Subject to the prior approval of the Federal Reserve, to the extent that such approval is then required under applicable laws or regulations, including capital regulations, the Notes will be redeemable by us at our option: (i) in whole or in part on any Interest Payment Date on or after , 2025, and (ii) in whole, but not in part, following certain events as described under “Description of the Subordinated Notes—Optional Redemption and Redemption Upon Special Event,” in each case at a redemption price equal to 100% of the principal amount of the Notes, plus unpaid interest, if any, accrued thereon to but excluding the date of redemption.
If the interest payable on the Notes on or after    , 2025 is higher than the yield payable in respect of a comparable issuer and security, it is more likely that we would exercise our right to redeem the Notes prior to their Maturity Date. If any redemption occurs, holders of the Notes will not have the opportunity to continue to accrue and be paid interest to the Maturity Date. Any such redemption may have the effect of reducing the income or return that you may receive on an investment in the Notes by reducing the term of the investment. If this occurs, you may not be able to reinvest the proceeds at an interest rate comparable to the rate paid on the Notes. See “Description of the Subordinated Notes—Optional Redemption and Redemption Upon Special Event.”
Our obligations under the Notes will be unsecured and subordinated to any senior indebtedness.
The Notes will be general unsecured, subordinated obligations of Park National Corporation. Accordingly, they will be junior in right of payment to all of our existing and future senior indebtedness, including (i) the $37.5 million aggregate amount of indebtedness outstanding as of June 30, 2020 under the term note we issued to U.S. Bank National Association on June 20, 2019, (ii) any amounts that we may borrow in the future under our $15 million revolving line of credit, in each case pursuant to the Credit Agreement with U.S. Bank National Association, and (iii) any other amounts that we may borrow from U.S. Bank National Association at any time in the future that is not itself described as subordinated debt. Our senior indebtedness includes all indebtedness, except indebtedness that is expressly subordinated to or ranked equally with the Notes, subject to certain exceptions. See “Description of the Subordinated Notes—Subordination.” The Notes will rank equally in right of payment with all of our other existing and future subordinated indebtedness, and any indebtedness issued in the future under the Subordinated Indenture. The Notes will rank senior in right of payment and upon our liquidation to any of our existing and all of our future indebtedness the terms of which provide that such indebtedness ranks junior in right of payment to indebtedness such as the Notes, including the $15.0 million aggregate principal amount of our obligations relating to junior subordinated debt securities issued to our capital trust subsidiaries. In addition, the Notes will be effectively subordinated to all of our secured indebtedness to the extent of the value of the collateral securing such indebtedness, and will be structurally subordinated to any existing and future liabilities and obligations, including deposits, of our current and future subsidiaries, including PNB. As of June 30, 2020, PNB and our other subsidiaries had outstanding indebtedness, total deposits and other liabilities of approximately $8.7 billion, excluding intercompany liabilities, to which the Notes will be structurally subordinated.
In addition, the Notes will not be secured by any of our assets. The Subordinated Indenture does not limit the amount of senior indebtedness and other financial obligations or secured obligations that we or our subsidiaries may incur.
As a result of the subordination provisions described above and in the following paragraph, holders of the Notes may not be fully repaid in the event of our bankruptcy, liquidation or reorganization. For more information on the subordination of payments under the Notes, see “Description of the Subordinated Notes—Subordination.”
The Notes are structurally subordinated to all indebtedness of our subsidiaries and creditors of our subsidiaries will have priority as to our subsidiaries’ assets.
The Notes are not obligations of, or guaranteed by, any of our subsidiaries or any third party. As a result, our right and the rights of our creditors, including holders of the Notes, to participate in any distribution of assets of any of our subsidiaries upon its liquidation, reorganization or otherwise would be subject to the prior claims of creditors of that subsidiary. In the event of any such distribution of assets of our bank subsidiary, PNB, the claims of depositors and other general or subordinated creditors of PNB would be entitled to priority over the claims of ours or holders of the Notes. Accordingly, the Notes are structurally subordinated to all of the existing and future liabilities and obligations of our subsidiaries. Claims on PNB by creditors other than us include those by holders of our long-term debt and there are substantial obligations with respect to deposit liabilities and federal funds purchased, other short-term borrowings and various other financial obligations. As of June 30, 2020, we had $429.4 million of senior indebtedness outstanding on a consolidated basis, and PNB had $8.2 billion of deposits, $125.0 million of FHLB advances and $266.9 million of customer repurchase agreements to which the Notes will be structurally subordinated.
The Notes are not insured or guaranteed by the FDIC or any other government agency or instrumentality.
The Notes are not savings accounts, deposits or other obligations of PNB and are not insured by the FDIC or any other governmental agency or instrumentality.
We may incur a substantial level of debt that could materially adversely affect our ability to generate sufficient cash to fulfill our obligations under the Notes.
Neither we, nor any of our subsidiaries, are subject to any limitations under the terms of the Subordinated Indenture from issuing, accepting or incurring any amount of additional debt, deposits or other liabilities, including senior indebtedness or other obligations ranking senior to or equally with the Notes. We expect that we and our subsidiaries will incur additional debt and other liabilities from time to time, and our level of debt and the risks related thereto could increase.

A substantial level of debt could have important consequences to holders of the Notes, including the following:
•	making it more difficult for us to satisfy our obligations with respect to our debt, including the Notes;
•	requiring us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for other purposes;
•	increasing our vulnerability to adverse economic and industry conditions, which could place us at a disadvantage relative to our competitors that have less debt;
•	limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate; and
•	limiting our ability to borrow additional funds, or to dispose of assets to raise funds, if needed, for working capital, capital expenditures, acquisitions and other corporate purposes.
In addition, a breach of any of the restrictions or covenants in our existing debt agreements could cause a cross-default under other debt agreements. A significant portion of our debt then may become immediately due and payable. We are not certain whether, if this were to occur, we would have, or be able to obtain, sufficient funds to make these accelerated payments. If any of our debt is accelerated, our assets may not be sufficient to repay such debt in full.
The Subordinated Indenture has limited covenants and does not contain any limitations on our ability to incur additional indebtedness, grant or incur a lien on our assets, sell or otherwise dispose of assets, pay dividends or repurchase our capital stock, which means your investment may not be protected.
We are not restricted under the Subordinated Indenture from granting or incurring a lien on or security interests over our assets, selling or otherwise disposing of any of our assets, or from paying dividends or issuing or repurchasing our securities, including the payment of any cash dividends on our common shares and any repurchases of common shares that we may make pursuant to our previously announced share repurchase authorizations. Also, there are no covenants in the Subordinated Indenture requiring us to achieve or maintain any minimum financial results relating to our financial position or results of operations. As a result, you are not protected under the Subordinated Indenture in the event of a highly leveraged transaction, reorganization, default under our existing indebtedness, restructuring, merger or similar transaction that may adversely affect our ability to make payments on the Notes when due.
Our access to funds from PNB may become limited, thereby restricting our ability to make payments on the Notes.
As a financial holding company, we conduct substantially all of our operations through our subsidiaries, including PNB. We depend on dividends, distributions and other payments from our subsidiaries to meet our obligations, including to fund payments on the Notes and our other indebtedness, and to provide funds for the payment of dividends to our shareholders, to the extent declared by the Company’s Board of Directors. There are various legal limitations on the extent to which PNB and our other subsidiaries can provide funds to us (by dividend or otherwise). PNB may not pay us dividends if, after paying such dividends, PNB would fail to satisfy all of the capital adequacy regulations and guidelines established by the OCC, including having a capital conservation buffer that is greater than 2.5%. In addition, PNB must have the approval of the OCC if a dividend in any year would cause the total dividends for that year to exceed the sum of PNB’s net income for the current year and the retained net income of PNB for the preceding two years, less required transfers to surplus. Payment of dividends by PNB may also be restricted at any time at the discretion of its regulators if they deem the payment to constitute an unsafe and/or unsound banking practice or if necessary to maintain adequate capital. See “Item 1. Business—Supervision and Regulation of Park and its Subsidiaries—Limits on Dividends and Other Payments” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for more information.
Various federal and state statutory provisions and regulations limit the amount of dividends that PNB and our other subsidiaries may pay to us without regulatory approval. In addition, the Federal Reserve and the OCC have issued policy statements that provide that insured banks as well as financial holding companies and other bank holding companies should generally only pay dividends out of current operating earnings. Thus, the ability of PNB to pay dividends in the future is currently influenced, and could be further influenced, by bank regulatory policies and capital guidelines.
Throughout 2019 and through June 30, 2020, PNB has been in compliance with all regulatory capital adequacy regulations and guidelines and had sufficient capital under the applicable OCC regulations to be deemed “well-capitalized,” and maintained a capital conservation buffer greater than 2.5%. However, we can provide no assurance that we will receive dividends or other distributions from PNB and our other subsidiaries in an amount sufficient to pay interest on or principal of the Notes.
Our business operations may not generate the cash needed to service our indebtedness, including the Notes.
Our ability to make payments on our indebtedness, including the Notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay interest on and principal of our indebtedness, including the Notes, or to fund our other liquidity needs.
Regulatory guidelines may restrict our ability to pay the principal of and accrued and unpaid interest on, the Notes, regardless of whether we are the subject of an insolvency proceeding.
As a financial holding company, our ability to pay the principal of, and interest on, the Notes is subject to the rules and guidelines of the Federal Reserve regarding capital adequacy. We intend to treat the Notes as “Tier 2 capital” under these rules and guidelines. The Federal Reserve guidelines generally require us to review the effects of the cash payment of Tier 2 capital instruments, such as the Notes, on our overall financial condition. The guidelines also require that we review our net income for the current and past four quarters, and the amounts we have paid on Tier 2 capital instruments for those periods, as well as our projected rate of earnings retention. Moreover, pursuant to federal law and the Federal Reserve regulations, as a financial holding company, we are required to act as a source of financial and managerial strength to PNB and commit resources to its support, including the guarantee of its capital plans if it becomes undercapitalized. Such support may be required at times when we may not otherwise be inclined or able to provide it. As a result of the foregoing, we may be unable to pay accrued interest on the Notes on one or more of the scheduled interest payment dates, or at any other time, or the principal of the Notes at the maturity of the Notes.
If we were to be the subject of a bankruptcy proceeding under Chapter 11 of the U.S. Bankruptcy Code, the bankruptcy trustee would be deemed to have assumed, and would be required to cure, immediately any deficit under any commitment we have to any of the federal banking agencies to maintain the capital of PNB, and any other insured depository institution for which we may have such a responsibility, and any claim for breach of such obligation would generally have priority over most other unsecured claims.
Holders of the Notes will have limited rights, including limited rights of acceleration, if there is an event of default.
Payment of principal on the Notes may be accelerated only in the case of certain events of bankruptcy or insolvency involving us or PNB. There is no automatic acceleration, or right of acceleration, in the case of default in the payment of principal of or interest on the Notes, or in the performance of any of our other obligations under the Notes or the Subordinated Indenture governing the Notes. Our regulators can, in the event we or PNB become subject to an enforcement action, prohibit PNB from paying dividends to us, and prevent our payment of interest or principal on the Notes and any dividends on our capital stock, but such limits will not permit acceleration of the Notes. See “Description of the Subordinated Notes—Events of Default.”
Your ability to transfer the Notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the Notes.
The Notes are a new issue of securities for which there is no established trading market. We do not intend to apply for listing of the Notes on any securities exchange or for quotation of the Notes on an automated quotation system. The underwriter has advised us that it presently intends to make a market in the Notes. However, the underwriter is not obligated to make a market in the Notes and may discontinue its market-making activities at any time without notice. In addition, the liquidity of the trading market for the Notes, if any, will depend upon, among other things, the number of holders of the Notes, our performance and prospects, the market for similar securities, the interest of securities dealers in making a market in the Notes and other factors. As a result, we cannot provide you with any assurance regarding whether a trading market for the Notes will develop or the ability of holders of the Notes to sell their Notes.
If a trading market for the Notes develops, the market value of the Notes may be less than the principal amount of the Notes.
If a trading market develops for the Notes, the prices at which holders may be able to sell their Notes may be affected, potentially adversely, by a number of factors. These factors include: the method of calculating the principal, interest or other amounts payable, if any, on the Notes; the time remaining to maturity of the Notes; the ranking of the Notes; the aggregate amount outstanding of the Notes; any redemption or repayment features of the Notes; any changes in the ratings on the Notes provided by any rating agency; the prevailing interest rates being paid by other companies similar to us; the level, direction, and volatility of market interest rates generally; general economic conditions of the capital markets in the United States; geopolitical conditions and other financial, political, regulatory, and judicial events that affect the capital markets generally; the extent of any market-making activities with respect to the Notes; and our financial condition, financial performance and future prospects. Often, the only way to liquidate your investment in the Notes prior to maturity will be to sell the Notes. At that time, there may be a very illiquid market for the Notes or no market at all.
Our credit ratings may not reflect all risks of an investment in the Notes, and changes in our credit ratings may adversely affect your investment in the Notes.
The credit ratings of the Company and our indebtedness are an assessment by rating agencies of our ability to pay our debts when due. These ratings are not recommendations to purchase, hold or sell the Notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. The ratings are based on current and historical information furnished to the rating agencies by us and information obtained by the rating agencies from other sources. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time, or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant.
The credit ratings assigned to the Notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, the Notes. In addition, any real or anticipated changes in our credit ratings will generally affect the trading market for, or the trading value of, the Notes. Accordingly, you should consult your own financial and legal advisors as to the risks entailed in an investment in the Notes and the suitability of investing in the Notes in light of your particular circumstances. No report of the rating agencies is incorporated by reference herein.
The Notes may be issued with OID for U.S. federal income tax purposes.
The Notes may be issued with OID for U.S. federal income tax purposes. In such case, holders subject to U.S. federal income taxation, whether on the cash or accrual method of tax accounting, generally would be required to include any amounts representing OID in gross income (as ordinary income) as the OID accrues on a constant yield to maturity basis, in advance of the receipt of cash payments to which such income is attributable. See “Certain U.S. Federal Income Tax Consequences.”

USE OF PROCEEDS
We estimate that the net proceeds from this offering, after deducting the underwriting discounts and estimated offering expenses, will be approximately $   . We intend to use the net proceeds from this offering for general corporate purposes, which may include, without limitation, providing capital to support our growth organically or through strategic acquisitions, repaying indebtedness, financing investments, capital expenditures, repurchasing our common shares and for investments in PNB as regulatory capital.
Our management will have broad discretion in the use of the net proceeds from the sale of the Notes. The foregoing represents our intentions based upon our present plans and business conditions. The occurrence of unforeseen events or changed business conditions, however, could result in the application of the net proceeds of the offering in a manner other than as described in this prospectus supplement.

CAPITALIZATION
The following table sets forth our capitalization on a consolidated basis as of June 30, 2020:
•	on an actual basis; and
•	on an as adjusted basis to give effect to the issuance and sale of the Notes for total net proceeds of approximately $ , after deducting the underwriting discounts and estimated offering expenses.
This information should be read together with the financial and other data contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020.
	As of June 30, 2020
	Actual	As Adjusted
	(dollars in thousands, except per share data)
Cash and due from banks	$136,178	$
Short-term borrowings	$291,910
Long-term debt:
Federal Home Loan Bank advances	$100,000
U.S. Bank term note(1)	37,500
Floating rate junior subordinated notes(2)	15,000
% Fixed-to-Floating Rate Subordinated Notes due 2030, offered hereby	—	(3)
Total long-term debt	$152,500
Shareholders’ equity:
Preferred shares (200,000 preferred shares authorized; no preferred shares issued at June 30, 2020)	$—	—
Common shares, no par value (20,000,000 common shares authorized; 17,623,185 shares issued at June 30, 2020)	457,966
Retained earnings	662,311
Treasury shares (1,326,760 shares at June 30, 2020)	(132,544)
Accumulated other comprehensive income (loss), net of taxes	13,861
Total shareholders’ equity	$1,001,594
Total long-term debt and shareholders’ equity	$1,154,094
(1)
On June 20, 2019, Park issued a $50 million term note to U.S. Bank National Association. This term note has a maturity date of June 21, 2022 and accrues interest at a floating rate of one-month LIBOR plus 1.65%. As of June 30, 2020, Park was in compliance with the covenants in the credit agreement related to the term note.

(2)
In connection with the merger of Vision Bancshares, Inc. (“Vision”) into the Company on March 9, 2007 (the “Vision Merger”), the Company entered into a First Supplemental Indenture (the “Vision Supplemental Indenture”), with Vision and Wilmington Trust Company, as Trustee. Under the terms of the Vision Supplemental Indenture, the Company assumed all of the payment and performance obligations of Vision under the Junior Subordinated Indenture, dated as of December 5, 2005, pursuant to which Vision issued approximately $15.5 million of floating rate junior subordinated notes to Vision Bancshares Trust I, a Delaware statutory trust (the “Vision Trust”). The floating rate junior subordinated notes were issued by Vision in connection with the sale by the Vision Trust of $15.0 million of floating rate preferred securities to institutional investors on December 5, 2005. The floating rate junior subordinated notes mature on December 30, 2035 and may be repaid, without penalty, after December 31, 2010. The floating rate junior subordinated notes carry a floating interest rate per annum, reset quarterly, equal to the sum of three-month LIBOR plus 1.48 percent.

(3)	Represents the aggregate principal amount of the Notes, after deducting the underwriting discounts and estimated offering expenses.

DESCRIPTION OF THE SUBORDINATED NOTES
The following summary of the % Fixed-to-Floating Rate Subordinated Notes due 2030 does not purport to be complete and is qualified in its entirety by the Subordinated Indenture and the Notes, including the definitions therein of certain terms. Unless otherwise specified, capitalized terms used in this summary have the meanings specified in the Subordinated Indenture. The following description of the particular terms of the Subordinated Indenture and the Notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of subordinated debt in the accompanying prospectus, to which description we refer you. For purposes of this “Description of the Subordinated Notes,” references to the “Company,” “we” and “us” include only Park National Corporation and not its consolidated subsidiaries.
General
The Notes offered hereby will be issued under the Subordinated Indenture. The Notes are a part of a series of securities newly established under the Subordinated Indenture and will be initially issued in the aggregate principal amount of $    million. The Notes will mature on    , 2030, unless redeemed prior to such date in accordance with the provisions set forth under “—Optional Redemption and Redemption Upon Special Event.” The Notes will be our general unsecured subordinated obligations and will rank equally with all of our other unsecured subordinated obligations from time to time outstanding. The Notes will rank junior to all of our existing and future senior indebtedness (as defined below) to the extent and in the manner set forth in the Subordinated Indenture. The Notes will be effectively subordinated to all of our secured indebtedness to the extent of the value of the collateral securing such indebtedness. In addition, the Notes will be structurally subordinated to all existing and future indebtedness, liabilities and other obligations of our subsidiaries, including the deposit liabilities and claims of other creditors of the Bank.
The maturity of the Notes may not be accelerated in the absence of an Acceleration Event of Default (as defined below). There is no right to accelerate the maturity of the Notes in the case of any other event of default, including if we fail to pay interest on any Note for 30 days after the payment is due, fail to pay the principal on any Note when due, or fail to perform or breach any other covenant or warranty under any Note or in the Subordinated Indenture for 60 days after we receive written notice of such failure or breach. See “—Events of Default.”
The Notes are not convertible into, or exchangeable for, any equity securities, other securities or other assets of the Company or any subsidiary. We will pay principal of, and interest on, the Notes in U.S. dollars.
No sinking fund will exist for the Notes, and no sinking fund payments will be made with respect to the Notes. No recourse will be available for the payment of principal of, or interest on, any Note, for any claim based thereon, or otherwise in respect thereof, against any incorporator, director, officer, employee or shareholder, as such, past, present or future, of ours or of any successor entity.
Except as described below under “—Clearance and Settlement,” the Notes will be issued in book-entry-only form and will be represented by global notes registered in the name of Cede & Co., as the nominee of DTC. The Notes will be issued only in fully registered, book-entry form without coupons, in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
We may, from time to time, without notice to or the consent of the holders of the Notes, create and issue additional notes equal in rank to and having the same terms and conditions in all respects as the Notes offered by this prospectus supplement (except for issue date, the offering price, the interest commencement date and the first Interest Payment Date), provided that (i) either (a) shall be issued pursuant to a “qualified reopening” of the Notes offered hereby for U.S. federal income tax purposes, or (b) such additional notes are, and the Notes offered hereby were, issued without OID for U.S. federal income tax purposes, or (ii) such additional notes shall be issued under a different CUSIP number. These additional notes will be consolidated and form a single series with the Notes.
The Notes are not savings accounts or deposits in the Company or the Bank and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality. The Notes will be obligations of the Company only and will not be obligations of, and will not be guaranteed by, the Bank or any of our other subsidiaries or affiliates.

Payment of Principal and Interest
Payment of the full principal amount of the Notes will be due on    , 2030, unless redeemed prior to such date.
From and including the date of issuance to, but excluding,    , 2025, or the date of earlier redemption (the “Fixed Rate Period”), the Notes will bear interest at an initial rate of   % per annum. From and including    , 2025 to, but excluding, the maturity date, or the date of earlier redemption (the “Floating Rate Period”), the Notes will bear interest at a floating rate per annum equal to the Benchmark rate (which is expected to be Three-Month Term SOFR) plus a spread of    basis points, provided that in no event will the applicable floating interest rate be less than zero per annum for any Floating Rate Interest Period. A “Floating Rate Interest Period” means the period from, and including, each Floating Period Interest Payment Date (as defined below) to, but excluding, the next succeeding Floating Period Interest Payment Date, except for the initial Floating Rate Interest Period, which will be the period from, and including,    , 2025 to, but excluding, the next succeeding Floating Period Interest Payment Date.
During the Fixed Rate Period, interest on the Notes will accrue from and including    , 2020 and will be payable semi-annually in arrears on     and     of each year (each, a “Fixed Period Interest Payment Date”), commencing on    , 2021, and interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. During the Floating Rate Period, interest on the Notes will accrue from and including    , 2025 and will be payable quarterly in arrears on    ,    ,     and     of each year (each, a “Floating Period Interest Payment Date” and, together with any Fixed Period Interest Payment Date, an “Interest Payment Date”), commencing on    , 2025, and interest will be computed on the basis of the actual number of days in a Floating Rate Interest Period and a 360-day year.
For the purpose of calculating the interest on the Notes for each interest period during the Floating Rate Period when the Benchmark is Three-Month Term SOFR, “Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any interest period, as determined by the calculation agent after giving effect to the Three-Month Term SOFR Conventions. See “—Calculation Agent.” All percentages used in or resulting from any calculation of Three-Month Term SOFR shall be rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%. We will act as the initial calculation agent.
The following definitions apply to the following discussion of Three-Month Term SOFR:
“Benchmark” means, initially, Three-Month Term SOFR; provided that if the calculation agent determines on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR or the then current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.
“FRBNY’s Website” means the website of the FRBNY at http://www.newyorkfed.org, or any successor source. The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not part of this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein.
“Reference Time” with respect to any determination of the Benchmark means: (i) if the Benchmark is Three-Month Term SOFR, the time determined by the calculation agent after giving effect to the Three-Month Term SOFR Conventions, and (ii) if the Benchmark is not Three-Month Term SOFR, the time determined by the calculation agent after giving effect to the Benchmark Replacement Conforming Changes.
“Relevant Governmental Body” means the Federal Reserve and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve and/or the FRBNY or any successor thereto.
“SOFR” means the secured overnight financing rate published by the FRBNY, as the administrator of the Benchmark (or a successor administrator), on the FRBNY’s Website.
“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Term SOFR Administrator” means any entity designated by the Relevant Governmental Body as the administrator of Term SOFR (or a successor administrator).

“Three-Month Term SOFR Conventions” means any determination, decision or election with respect to any technical, administrative or operational matter (including with respect to the manner and timing of the publication of Three-Month Term SOFR, or changes to the definition of “interest period,” timing and frequency of determining Three-Month Term SOFR with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the calculation agent decides may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or, if the calculation agent decides that adoption of any portion of such market practice is not administratively feasible or if the calculation agent determines that no market practice for the use of Three-Month Term SOFR exists, in such other manner as the calculation agent determines is reasonably necessary).
The terms “Benchmark Replacement,” “Benchmark Replacement Conforming Changes,” “Benchmark Replacement Date,” “Benchmark Transition Event” and “Corresponding Tenor” have the meanings set forth below under the heading “—Effect of Benchmark Transition Event.”
Notwithstanding the foregoing paragraphs related to the determination of interest, if the calculation agent determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have occurred with respect to Three-Month Term SOFR, then the provisions set forth below under the heading “—Effect of Benchmark Transition Event,” which we refer to as the “benchmark transition provisions,” will thereafter apply to all determinations of the interest rate on the Notes for each interest period during the Floating Rate Period. In accordance with the benchmark transition provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate on the Notes for each interest period during the Floating Rate Period will be an annual rate equal to the Benchmark Replacement plus    basis points.
Absent manifest error, the calculation agent’s determination of the interest rate for an interest period for the Notes will be binding and conclusive on you, the trustee and us. The calculation agent’s determination of any interest rate, and its calculation of interest payments for any period, will be maintained on file at the calculation agent’s principal offices, will be made available to any holder of the Notes upon request and will be provided to the trustee.
If any Fixed Period Interest Payment Date for the Notes or the date for the payment of principal for the Notes falls on a day that is not a business day (as defined below), the Company will postpone the interest or principal payment to the next succeeding business day, but the payments made on such dates will be treated as being made on the date that the payment was first due and the holders of the Notes will not be entitled to any further interest, principal or other payments with respect to such postponements.
If any Floating Period Interest Payment Date or the maturity date for the Notes falls on a day that is not a business day, the Company will postpone the interest payment or the payment of principal and interest at maturity to the next succeeding business day (and, with respect to the maturity date, no additional interest will accrue on the amount payable for the period from and after the maturity date) unless, with respect to a Floating Period Interest Payment Date, such day falls in the next calendar month, in which case the Floating Period Interest Payment Date will instead be the immediately preceding day that is a business day, and interest will accrue to, but excluding, the Floating Period Interest Payment Date, as so adjusted.
The interest payable on the Notes on any Fixed Period Interest Payment Date, subject to certain exceptions, will be paid to the person in whose name the Notes are registered at the close of business on     or     (whether or not a business day) immediately preceding the Fixed Period Interest Payment Date. The interest payable on the Notes on any Floating Period Interest Payment Date, subject to certain exceptions, will be paid to the person in whose name the Notes are registered at the close of business on    ,    ,     or     (whether or not a business day) immediately preceding the applicable Floating Period Interest Payment Date. Any interest which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date shall cease to be payable to the holder on the relevant record date by virtue of having been a holder on such date, and such defaulted interest may be paid by us to the person in whose name the Notes are registered at the close of business on a special record date for the payment of defaulted interest, or in any other lawful manner not inconsistent with the requirements of any securities exchange on which the subordinated notes may be listed. However, interest that the Company pays on the maturity date will be paid to the person to whom the principal will be payable. Interest will be payable by wire transfer in immediately available funds in U.S. dollars at the office of the principal paying agent in New York, New York or, at the Company’s option in the event the Notes are not represented by global notes, by check mailed to the address of the person specified for payment in the preceding sentences.
If the then current Benchmark is Three-Month Term SOFR, the calculation agent will have the right to establish the Three-Month Term SOFR Conventions, and if any of the foregoing provisions concerning the calculation of the interest rate and interest payments during the Floating Rate Period are inconsistent with any of the Three-Month Term SOFR Conventions determined by the calculation agent, then the relevant Three-Month Term SOFR Conventions will apply. Furthermore, if the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR at any time when any of the Notes are outstanding, then the foregoing provisions concerning the calculation of the interest rate and interest payments during the Floating Rate Period will be modified in accordance with the benchmark transition provisions.
The term “business day” with respect to the Notes means any calendar day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which the trustee and banking institutions in New York, New York or any place of payment are authorized or required by law, regulation, or executive order to close.
Ranking
The Notes will be our general unsecured, subordinated obligations and will be:
•
junior in right of payment to any of our existing and future senior indebtedness, including (i) the $37.5 million aggregate amount of indebtedness outstanding as of June 30, 2020 under the term note issued by the Company to U.S. Bank National Association on June 20, 2019 (the “Term Note”), (ii) any amounts that we may borrow in the future under our $15 million revolving line of credit, in each case pursuant to the Credit Agreement with U.S. Bank National Association, and (iii) any other amounts that we may borrow from U.S. Bank National Association at any time in the future that is not itself described as subordinated debt;

•	equal in right of payment with any of our existing and future subordinated indebtedness the terms of which provide that such indebtedness ranks equally with the Notes;
•
senior in right of payment and upon our liquidation to any of our existing and all of our future indebtedness the terms of which provide that such indebtedness ranks junior in right of payment to indebtedness such as the Notes, including the $15.0 million aggregate principal amount of our obligations relating to junior subordinated debt securities issued to our capital trust subsidiaries;

•	effectively subordinated to all of our secured indebtedness to the extent of the value of the collateral securing such indebtedness; and
•
structurally subordinated to the existing and future liabilities and obligations of our subsidiaries, including without limitation depositors of the Bank, liabilities to general creditors and liabilities arising in the ordinary course of business or otherwise.

Subordination
The Notes are junior in right of payment to the prior payment in full of all our senior indebtedness. This means that, under certain circumstances where we may not be making payments on all of our debt obligations as they become due, the holders of all of our senior indebtedness will be entitled to receive payment in full of all amounts that are due or will become due on such senior indebtedness before the holders of the Notes will be entitled to receive any amounts under the Notes.
The Subordinated Indenture does not restrict us or any of our subsidiaries in any way now or in the future from incurring any additional indebtedness, whether senior indebtedness, secured debt or indebtedness that would be pari passu with or subordinate to the Notes.
Upon the liquidation, dissolution, winding up, or reorganization of the Company or the Bank, we must pay to the holders of all senior indebtedness of the Company the full amounts of principal of, and premium, if any, and interest on, that senior indebtedness before any payment is made on the Notes. If, after we have made those payments on the senior indebtedness of the Company (i) there are amounts available for payment on the Notes (such amounts being defined in the Subordinated Indenture as “excess proceeds”) and (ii) at such time, any creditors in respect of “other company obligations” have not received their full payments, then the Company shall first use such excess proceeds to pay in full all “other company obligations” before the Company makes any payment on the Notes.
Because of the subordination provisions and the obligation to pay excess proceeds described above, in the event of insolvency of the Company or the Bank, holders of the Notes may recover less ratably than holders of senior indebtedness of the Company, creditors with respect to “other company obligations” and other creditors of the Company.
In some circumstances relating to the Company’s or the Bank’s liquidation, receivership, dissolution, winding-up, reorganization, insolvency or similar proceedings, the holders of all senior indebtedness may be entitled to receive payment in full before the holders of the Notes will be entitled to receive any payment on the Notes. In addition, we may make no payment on the Notes prior to payment in full of all senior indebtedness in the event that: (i) any security of any series is declared due and payable prior to its expressed maturity because of an event of default under the Subordinated Indenture, or (ii) there is a default on any senior indebtedness which permits the holders of the senior indebtedness to accelerate the maturity of the senior indebtedness if either: (a) written notice of such default is given to us and to the trustee, provided that judicial proceedings are commenced in respect of such default within 180 days in the case of a default in payment of principal or interest and within 90 days in the case of any other default after the giving of such notice and provided further that only one such notice shall be given in any twelve month period, or (b) judicial proceedings are pending in respect of such default. By reason of this subordination in favor of the holders of senior indebtedness, in the event of a liquidation, receivership, dissolution, winding-up, reorganization, insolvency or similar proceeding, our creditors who are not holders of senior indebtedness may recover less, proportionately, than holders of senior indebtedness.
In addition, the Notes may be fully subordinated to interests held by the U.S. government in the event of a receivership, insolvency, liquidation, or similar proceeding by the Company, including a proceeding under the orderly liquidation authority provisions of the Dodd-Frank Act.
If the trustee or any holders of the Notes receives any payment or distribution that is prohibited under the subordination provisions, such payment or distribution shall be held in trust for and so paid and delivered to the holders of senior indebtedness (or their duly authorized representatives) until all senior indebtedness shall have been paid in full.
Even if the subordination provisions prevent us from making any payment when due on the Notes, we will be in default on our obligations under the Notes if we do not make the payment when due. This means that the trustee and the holders of the Notes can take action against us, but they will not receive any money until the claims of the holders of senior indebtedness have been fully satisfied.
The Subordinated Indenture defines “senior indebtedness” as the principal of, and premium, if any, and interest on (i) all “indebtedness for money borrowed” of the Company whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, assumed or incurred, except for indebtedness that expressly states that it is subordinate in right of payment to indebtedness for borrowed money of the Company, and (ii) any deferrals, renewals or extensions of any such indebtedness for money borrowed. “Senior indebtedness” does not include, among other things, trade creditor indebtedness arising in the ordinary course of business and any indebtedness between or among the Company and its affiliates.
The Subordinated Indenture defines “indebtedness for money borrowed” as:
•	any obligation of, or any obligation guaranteed by, the Company for the repayment of money borrowed, whether or not evidenced by bonds, debentures, notes or other written instruments;
•	any off-balance sheet guarantee obligation;
•	any obligation under a direct credit substitute, including any letters of credit, bankers’ acceptance, security purchases facility or similar agreement;
•	any capitalized lease obligation;

•
any deferred obligation for payment of the purchase price of any property, assets or services (but excluding trade creditor accounts payable or accrued liabilities arising in the ordinary course of business);

•	all obligations of the type referred to above of other persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise; and
•	all obligations of the type referred to above of other persons secured by any lien on any property or asset of the Company, whether or not such obligation is assumed by the Company.
The Notes will also be subordinated in right of payment to all “other company obligations,” which is defined to include obligations of the Company associated with derivative products, including but not limited to securities contracts, foreign currency exchange contracts, swap agreements (including interest rate and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts, commodity option contracts and similar financial instruments, unless the instrument by which the Company incurred, assumed or guaranteed the obligation expressly provides that it is subordinate or junior in right of payment to any other indebtedness or obligations of the Company.
As of June 30, 2020, the Company had $429.4 million of senior indebtedness outstanding on a consolidated basis.
We are a financial holding company and substantially all of our assets are held by our direct and indirect subsidiaries. We rely on dividends and other payments or distributions from our subsidiaries to pay the interest on our debt obligations (such as the Notes offered hereby), which interest expense was $2.0 million and $59,000 for each of the years ended December 31, 2019 and 2018, respectively (holding company only). Federal and state bank regulations impose certain restrictions on the ability of our bank subsidiaries to pay dividends directly or indirectly to us, to make any extensions of credit to us or certain of our affiliates and to invest in our stock or securities. These regulations also prevent us from borrowing from our bank subsidiaries unless the loans are secured by collateral. Accordingly, we may not have access to sufficient cash to make payments on the Notes. Because we are a holding company, our rights and the rights of our creditors, including holders of the Notes, to participate in any distribution of assets of any of our subsidiaries upon the liquidation, reorganization, dissolution or winding up of any of our subsidiaries will be structurally subordinated to all existing and future liabilities of such subsidiary and, as such, would be subject to the prior claims of the creditors of such subsidiary (except to the extent that we are a creditor with a recognized claim). In the event of any such distribution of assets of the Bank due in part to its status as an insured depository institution, the claims of its depositors and other general or subordinated creditors would be entitled to priority over claims of its shareholders, including us as its parent holding company and any creditor of ours, such as holders of the Notes. As of June 30, 2020, the Bank and our other subsidiaries had outstanding indebtedness, total deposits and other liabilities of approximately $8.7 billion, excluding intercompany liabilities, to which the Notes will be structurally subordinated.
No Additional Amounts
In the event that any payment on the Notes is subject to withholding of any U.S. federal income tax or other tax or assessment (as a result of a change in law or otherwise), we will not pay additional amounts with respect to such tax or assessment. For a discussion relating to certain U.S. federal income tax consequences of the ownership and disposition of the Notes, see “U.S. Federal Income Tax Consequences.”
Optional Redemption and Redemption Upon Special Event
The Notes will be redeemable by the Company, at its option, in whole or in part, on any Interest Payment Date on or after    , 2025. The Notes may not otherwise be redeemed prior to maturity, except that the Company may also, at its option, redeem the Notes before the maturity date in whole, but not in part, within 90 days following the occurrence of:
•
a “Tax Event,” defined in the Subordinated Indenture to mean the receipt by the Company of an opinion of independent tax counsel to the effect that as a result of: (i) any amendment to, or change (including any announced prospective change) in, the laws or any regulations of the United States or any political subdivision or taxing authority thereof or therein; (ii) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement (any of the foregoing, an “administrative or judicial action”); or (iii) an amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, in the case of each of (i), (ii) and (iii) above, which becomes effective on or after the original issue date of the Notes, there is more than an insubstantial risk that the interest payable on the Notes is not, or within 90 days of receipt of such opinion, will not be, deductible by the Company, in whole or in part, for U.S. federal income tax purposes;
•
a “Regulatory Capital Treatment Event,” defined in the Subordinated Indenture to mean the good faith determination by the Company that, as a result of: (i) any amendment to, or change in, the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other appropriate federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of the Notes; or (ii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations or policies with respect thereto that is made, adopted, approved or effective after the initial issuance of the Notes, there is more than an insubstantial risk that we will not be entitled to treat the Notes then outstanding as Tier 2 Capital (or its equivalent) for purposes of the capital adequacy rules or regulations of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) as then in effect and applicable, for so long as any Note is outstanding. “Appropriate federal banking agency” means the “appropriate federal banking agency” with respect to the Company as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision; or

•
an “Investment Company Event,” defined in the Subordinated Indenture to mean the Company becoming required or there is more than an insubstantial risk that the Company will be required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.

Any early redemption of the Notes will be subject to the receipt of the approval of the Federal Reserve, to the extent then required under applicable laws or regulations, including capital regulations. The redemption price for any redemption will be equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon to, but excluding, the date of redemption. We will provide 30 to 60 days’ notice of the redemption to the registered holders of the Notes. If, in the case of an optional redemption, we elect to redeem fewer than all the Notes, the Notes will be selected on a pro rata basis or by such other method of selection, if any, that the trustee deems fair and appropriate (and in accordance with the procedures of the depositary by the common depositary in the case of Notes issued in global form).
Events of Default
Event of default means, with respect to the Notes, any of the following:
•	default in the payment of any interest upon the Notes when it becomes due and payable, and continuance of that default for a period of 30 days;
•	default in the payment of principal on such Notes when due and payable;
•
default in the performance or breach of any other covenant or warranty by us in the Subordinated Indenture (other than a covenant or warranty that has been included in the Subordinated Indenture solely for the benefit of a series of debt securities other than the Notes of such series), which default continues uncured for a period of 60 days after we receive written notice from the trustee, or we and the trustee receive written notice from the holders of not less than 25% of the principal amount of the then outstanding Notes of such series; and

•	certain events of bankruptcy, insolvency or reorganization of the Company or the Bank (an “Acceleration Event of Default”).
The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or acceleration under the Subordinated Indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time. An event of default occurring under the Notes will not necessarily constitute an event of default with respect to any of our indebtedness, and an event of default with respect to any such other indebtedness will not necessarily constitute an event of default under the Notes.
With respect to the Notes, there is only a right of acceleration in the case of an Acceleration Event of Default. Accordingly, payment of principal of the Notes may be accelerated only in the case of the liquidation, receivership, dissolution, winding-up, reorganization, insolvency or similar proceeding of the Company or the Bank or any other Acceleration Event of Default specified in the Subordinated Indenture under which such Notes are issued. If an Acceleration Event of Default occurs and is continuing with respect to the Notes, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding Notes of such series will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding Notes. At any time after a declaration of acceleration with respect to the Notes of such series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the then outstanding Notes of such series may rescind and annul the acceleration if all events of default, other than the nonpayment of accelerated principal and interest, if any, with respect to the Notes, have been cured or waived.
The trustee will be under no obligation to exercise any of its rights or powers under the Subordinated Indenture at the request of any holder of outstanding Notes, unless the trustee receives security or indemnity satisfactory to it in connection therewith. Subject to certain rights of the trustee, the holders of a majority in principal amount of the then outstanding Notes of such series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Notes.
No holder of any Notes of such series will have any right to institute any proceeding, judicial or otherwise, with respect to the Subordinated Indenture or for the appointment of a receiver or trustee, or for any remedy under the Subordinated Indenture, unless:
•	that holder has previously given to the trustee written notice of a continuing event of default with respect to the Notes;
•	the holders of at least 25% of the principal amount of the then outstanding Notes have made written request to the trustee to institute the proceeding as trustee;
•	such holder or holders have offered security or indemnity satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request; and
•
the trustee has not received from the holders of a majority in principal amount of the then outstanding Notes a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any Notes will have an absolute and unconditional right to receive payment of the principal and any interest on such Notes on or after the due dates expressed in such Notes and to institute suit for the enforcement of such payment.
Notes Intended to Qualify as Tier 2 Capital
The Notes are intended to qualify as Tier 2 Capital under the capital rules established by the Federal Reserve for financial holding companies that became effective January 1, 2014. The rules set forth specific criteria for instruments to qualify as Tier 2 Capital. Among other things, the Notes must:
•	be unsecured;
•	have a minimum original maturity of at least five years;
•	be subordinated to depositors and general creditors;
•
not contain provisions permitting the holders of the Notes to accelerate payment of principal prior to maturity except in the event of receivership, insolvency, liquidation or similar proceedings of the institution; and

•	not contain provisions permitting the institution to redeem or repurchase the Notes prior to the maturity date without prior approval of the Federal Reserve.

Amendments and Waivers
The Company and the trustee may modify and amend the Subordinated Indenture with the consent of the holders of at least a majority in principal amount of the then outstanding Notes. The Company may not make any modification or amendment of the Subordinated Indenture without the consent of the holder of each Note then outstanding if that modification or amendment will:
•	change the stated maturity date of any payment of principal or interest on the Notes;
•	reduce the principal amount of, or interest on, the Notes;
•	impair a holder’s right to institute suit for the enforcement of payments due on the Notes; or
•
reduce the percentage of outstanding Notes required to consent to a modification or amendment of the Subordinated Indenture or required to consent to a waiver of compliance with certain provisions of the Subordinated Indenture or certain defaults under the Subordinated Indenture.

Except for certain specified provisions, the holders of at least a majority in principal amount of the then outstanding Notes may on behalf of the holders of all Notes waive the Company’s compliance with certain restrictive provisions of the Subordinated Indenture. The holders of at least a majority in principal amount of the then outstanding Notes may on behalf of the holders of all the Notes waive any past default under the Subordinated Indenture with respect to the Notes and its consequences, except a default in the payment of the principal of or any interest on any Note.
The Company and the trustee may, without the consent of the holders of the Notes of such series, modify, amend or supplement the Subordinated Indenture or such Notes under the Subordinated Indenture to:
•
evidence the succession of another entity to the Company or successive successions, and the assumption by such entity of the covenants, agreements and obligations of the Company under the Subordinated Indenture and the Notes;

•
add to the events of default such further events of default for the protection of the holders of the Notes; provided, that, in respect of any such additional events of default, such supplemental indenture may provide for a particular grace period after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an event of default or may limit the remedies available to the trustee upon such an event of default or may limit the rights of the holders of the Notes upon such an event of default;

•
add to the covenants of the Company such further covenants for the protection of the holders of the Notes, or to surrender any right or power in the Subordinated Indenture conferred upon the Company with regard to the Notes;

•
cure any ambiguity or to correct or supplement any provision contained in the Subordinated Indenture or in any supplemental indenture which may be defective or inconsistent with any other provision contained in the Subordinated Indenture or in any supplemental indenture; or to make such other provisions in regard to matters or questions arising under the Subordinated Indenture or under any supplemental indenture, provided that any such other provision shall not materially and adversely affect the interests of the holders of the Notes as determined in good faith by us;

•	establish the form, terms and conditions of the Notes as permitted by the Subordinated Indenture;
•
evidence and provide for the acceptance of appointment by a successor trustee under the Subordinated Indenture with respect to the Notes and to add to or change any of the provisions of the Subordinated Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Subordinated Indenture by more than one trustee;

•
delete, modify or add provisions of the Subordinated Indenture; provided that, except as otherwise contemplated by the Subordinated Indenture, such deletion, modification or addition does not apply to any outstanding security created prior to the date of such supplemental indenture;

•	add guarantors, or to secure, or, if applicable, provide additional security for, the Notes and to provide for matters relating thereto;
•	provide for additional subordinated notes;

•	provide for the issuance of Notes in uncertificated form in place of certificated Notes;
•
amend or supplement any provision contained in the Subordinated Indenture, which was required to be contained in the Subordinated Indenture in order for the Subordinated Indenture to be qualified under the Trust Indenture Act, if the Trust Indenture Act or regulations thereunder change what is so required to be included in qualified indentures, in any manner not inconsistent with what then may be required for such qualification; or

•
conform the text of any provision of the Subordinated Indenture or an indenture supplemental thereto or the Note to our description thereof contained in this prospectus supplement or the applicable prospectus or offering document.

Consolidation, Merger, Sale of Assets and Other Transactions
The Company may consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of its properties and assets to, another entity, provided that in any such case:
•
the Company or the Bank is the surviving or continuing entity, or the resulting or acquiring entity, if other than the Company, is organized and existing under the laws of a U.S. jurisdiction and assumes, pursuant to a supplemental indenture, all of the Company’s responsibilities and liabilities under the Subordinated Indenture, including the payment of all amounts due on the Notes and performance of the covenants to be performed by the Company under the Subordinated Indenture;

•	immediately after the transaction, and giving effect to the transaction, no event of default under the Subordinated Indenture exists; and
•
the Company has delivered to the trustee an officers’ certificate stating that the transaction and, if a supplemental indenture is required in connection with the transaction, the supplemental indenture, comply with the Subordinated Indenture and that all conditions precedent to the transaction contained in the Subordinated Indenture have been satisfied.

If the Company consolidates or merges with or into any other entity, or sells, conveys, transfers or leases all or substantially all of its properties and assets in compliance with the terms and conditions of the Subordinated Indenture, the resulting or acquiring entity will be substituted for the Company in the Subordinated Indenture and the Notes with the same effect as if it had been an original party to the Subordinated Indenture and Notes. As a result, such successor entity may exercise our rights and powers under the Subordinated Indenture and the Notes, in our name, and, except in the case of a lease, we will be released from all our liabilities and obligations under the Subordinated Indenture and under the Notes.
Notwithstanding the foregoing, the Company may transfer all of its property and assets to another entity if, immediately after giving effect to the transfer, such entity is the Company’s wholly owned subsidiary. The term “wholly owned subsidiary” means any subsidiary in which the Company and/or its other wholly owned subsidiaries own all of the outstanding capital stock.
Although there is a limited body of case law interpreting the phrase “substantially all” and similar phrases, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances, there may be a degree of uncertainty as to whether a particular transaction would involve “substantially all” of the property and assets of a person.
Clearance and Settlement
DTC, in this capacity, will act as securities depositary for the Notes. The Notes will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s nominee) or such other name as may be requested by an authorized representative of DTC. Fully registered global notes, representing the total aggregate principal amount of the Notes issued and sold, will be executed and deposited with DTC and will bear a legend disclosing the restrictions on exchanges and registration of transfer referred to below.
DTC, the world’s largest depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve Board System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to Section 17A of the Securities Exchange Act of

1934, as amended, which we refer to as the “Exchange Act.” DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions in deposited securities, such as transfers and pledges, through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.
DTC is owned by a number of its direct participants. Access to the DTC system is also available to indirect participants, such as securities brokers and dealers, and banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.
Purchases of securities under the DTC system must be made by or through direct or indirect participants in DTC, who will receive a credit for the securities on DTC’s records. The ownership interest of each beneficial owner of securities will be recorded on the direct or indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Under a book-entry format, holders may experience some delay in their receipt of payments made with respect to the Notes, as such payments will be forwarded by the paying agent for the Notes to Cede & Co., as nominee for DTC. DTC will forward the payments to its participants, who will then forward them to indirect participants or holders. Beneficial owners of securities other than DTC or its nominees will not be recognized by the relevant registrar, transfer agent, paying agent or trustee as registered holders of the Notes entitled to the benefits of the Subordinated Indenture. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.
To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership of those securities. DTC does not have, and is not anticipated to have, any knowledge of the actual beneficial owners of the Notes, as DTC’s records reflect only the identity of the direct participants to whose accounts the Notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of redemption notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
If applicable, redemption notices shall be sent to Cede & Co. If less than all of the Notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.
DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to the Company or its agent. Under these circumstances, in the event that a successor securities depositary is not obtained, certificates for the Notes are required to be printed and delivered. We may decide to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depositary). In that event, certificated Notes to be exchanged for beneficial interests in the global notes will be authenticated and delivered to or at the direction of DTC.
All payments of principal of, and interest on, the Notes represented by the global notes and all transfers and deliveries of such global notes will be made to DTC or its nominee, as the case may be, as the registered holder of the global notes. DTC’s practice is to credit its direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the Company or its agent on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners of the Notes will be governed by standing instructions and customary practices of those participants, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the depositary, the Company, the trustee or any of their respective agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments of principal of, or interest on, the Notes to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) will be the responsibility of the Company or its agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners of the Notes will be the responsibility of direct and indirect participants.
Ownership of beneficial interests in the global notes will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee or through organizations that are participants or indirect participants in such system. The depositaries, in turn, will hold interests in the Notes in customers’ securities accounts in the depositaries’ name on the books of DTC. Ownership of beneficial interests in the global notes will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges, redemptions and other matters relating to beneficial interests in the global notes may be subject to various policies and procedures adopted by DTC from time to time. None of the Company, the trustee or any agent for any of them will have any responsibility or liability for any aspect of DTC’s or any direct or indirect participant’s records relating to, or for payments made on account of, beneficial interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any direct or indirect participant’s records relating to these beneficial ownership interests.
Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of the Notes to pledge them to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the Notes.
DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the Subordinated Indenture only at the direction of one or more participants to whose accounts with DTC the relevant securities are credited.
The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be accurate, but neither we nor the underwriter assumes any responsibility for the accuracy or completeness thereof.
Satisfaction and Discharge
The Subordinated Indenture provides that when, among other things, all Notes not previously delivered to the trustee for cancellation:
•	have become due and payable, or
•	will become due and payable at their stated maturity within one year, or
•	are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee, and we irrevocably deposit or cause to be deposited with the trustee as trust funds in trust for such purpose money, in an amount sufficient to pay and discharge the entire indebtedness on the Notes not previously delivered to the trustee for cancellation, for the principal and any premium and interest to the date of such deposit (in the case of Notes which have become due and payable) or to the maturity date or the date of redemption, as the case may be; then, upon our request, the Subordinated Indenture will cease to be of further effect, and we will be deemed to have satisfied and discharged the Subordinated Indenture with respect to the Notes.
Defeasance
We may choose to either discharge our obligations under the Subordinated Indenture and the Notes in a legal defeasance or to release ourselves from certain or all of our covenant restrictions under the Subordinated Indenture and the Notes in a covenant defeasance. We may do so after we irrevocably deposit with the trustee for the benefit of the holders of the Notes sufficient cash and/or U.S. government securities to pay the principal of and interest and any other sums due on the maturity date or a redemption date of the Notes, as applicable. If we choose the legal defeasance option, the holders of the Notes will not be entitled to the benefits of the

Subordinated Indenture except for certain limited rights, including registration of transfer and exchange of Notes, replacement of lost, stolen, or mutilated Notes and the right to receive payments of the principal of and interest on the Notes when such payments are due.
We may discharge our obligations under the Subordinated Indenture or release ourselves from covenant restrictions only if we meet certain requirements. Among other things, we must deliver to the trustee an opinion of our legal counsel to the effect that holders of the Notes will not recognize income, gain, or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times, as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, this opinion must be based on either a ruling received from or published by the Internal Revenue Service or a change in the applicable federal income tax law. We may not have a default under the Subordinated Indenture or the Notes on the date of deposit. The discharge may not cause the trustee to have a conflicting interest for purposes of the Trust Indenture Act and may not result in our becoming an investment company under the Investment Company Act of 1940. The discharge may not violate any of our agreements to which we are a party or by which we are bound.
Any defeasance of the Notes pursuant to the Subordinated Indenture will be subject to our obtaining the prior approval of the holders of our senior indebtedness and the Federal Reserve and any additional requirements that the holders of our senior indebtedness or the Federal Reserve may impose with respect to defeasance of the Notes. Notwithstanding the foregoing as to the Federal Reserve, if, due to a change in law, regulation or policy subsequent to the issue date of the Notes the Federal Reserve does not require that defeasance of instruments be subject to Federal Reserve approval in order for the instrument to qualify as Tier 2 Capital, then no such approval of the Federal Reserve will be required for such defeasance.
Effect of Benchmark Transition Event
Benchmark Replacement. If the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any determination of the Benchmark on any date, then the Benchmark Replacement will replace the then current Benchmark for all purposes relating to the Notes during the Floating Rate Period in respect of such determination on such date and all determinations on all subsequent dates.
Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the calculation agent will have the right to make Benchmark Replacement Conforming Changes from time to time.
Certain Defined Terms. As used herein:
“Benchmark Replacement” means the Interpolated Benchmark with respect to the then current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if: (i) the calculation agent cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date, or (ii) the then current Benchmark is Three-Month Term SOFR and a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR (in which event no Interpolated Benchmark with respect to Three-Month Term SOFR shall be determined), then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the calculation agent as of the Benchmark Replacement Date:
(i)	Compounded SOFR;
(ii)
the sum of: (a) the alternate rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(iii)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment;
(iv)
the sum of: (a) the alternate rate that has been selected by the calculation agent as the replacement for the then current Benchmark for the applicable Corresponding Tenor, giving due consideration to any industry-accepted rate as a replacement for the then current Benchmark for U.S. dollar-denominated floating rate securities at such time, and (b) the Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (i), (ii), (iii) or (iv) above would be less than zero, the Benchmark Replacement will be deemed to be zero.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the calculation agent as of the Benchmark Replacement Date:
(i)
the spread adjustment to the then existing spread, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(ii)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and
(iii)
the spread adjustment to the then existing spread (which may be a positive or negative value or zero) that has been selected by the calculation agent giving due consideration to any industry-accepted spread adjustment or method for calculating or determining such spread adjustment, for the replacement of the then current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate securities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “interest period,” timing and frequency of determining rates with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the calculation agent decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the calculation agent decides that adoption of any portion of such market practice is not administratively feasible or if the calculation agent determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the calculation agent determines is reasonably necessary).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then current Benchmark:
(i)	in the case of clause (i) of the definition of “Benchmark Transition Event,” the relevant Reference Time in respect of any determination;
(ii)
in the case of clause (ii) or (iii) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(iii)	in the case of clause (iv) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
For the avoidance of doubt, for purposes of the definitions of Benchmark Replacement Date and Benchmark Transition Event, references to the Benchmark also include any reference rate underlying the Benchmark (for example, if the Benchmark becomes Compounded SOFR, references to the Benchmark would include SOFR).
For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then current Benchmark:
(i)
if the Benchmark is Three-Month Term SOFR, (a) the Relevant Governmental Body has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, (b) the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or (c) we determine that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible;

(ii)
a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(iii)
a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(iv)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.
“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the calculation agent in accordance with:
(i)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining Compounded SOFR; provided that:
(ii)
if, and to the extent that, the calculation agent determines that Compounded SOFR cannot be determined in accordance with clause (i) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the calculation agent giving due consideration to any industry-accepted market practice for U.S. dollar-denominated floating rate securities at such time.

For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment (if applicable) and the spread of    basis points per annum.
“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then current Benchmark.
“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (i) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor, and (ii) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.
“ISDA” means the International Swaps and Derivatives Association, Inc. or any successor.
“ISDA Definitions” means the 2006 ISDA Definitions published by ISDA, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.
“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
The terms “FRBNY’s Website,” “Reference Time,” “Relevant Governmental Body,” “SOFR” and “Term SOFR” have the meanings set forth above under the heading “—Payment of Principal and Interest.”

Determinations and Decisions
The calculation agent is expressly authorized to make certain determinations, decisions and elections under the terms of the Notes, including with respect to the use of Three-Month Term SOFR as the Benchmark for the Floating Rate Period and under the benchmark transition provisions. Any determination, decision or election that may be made by the calculation agent under the terms of the Notes, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:
•	will be conclusive and binding on the holders of the Notes and the trustee absent manifest error;
•	if made by us as calculation agent, will be made in our sole discretion;
•
if made by a calculation agent other than us, will be made after consultation with us, and the calculation agent will not make any such determination, decision or election to which we reasonably object; and

•	notwithstanding anything to the contrary in the Subordinated Indenture, shall become effective without consent from the holders of the Notes, the trustee or any other party.
Calculation Agent
We will appoint a calculation agent for the Notes prior to the commencement of the Floating Rate Period and will keep a record of such appointment at our principal offices, which will be available to any holder of the Notes upon request. In addition, we or an affiliate of ours may assume the duties of the calculation agent. We will act as the initial calculation agent.
The Trustee
U.S. Bank National Association will act as trustee under the Subordinated Indenture. From time to time, we and some of our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee in the ordinary course of business. We also maintain banking and lending relationships with U.S. Bank National Association and its affiliates in the ordinary course of business. These banking relationships include U.S. Bank National Association providing us with general banking services and serving as the lender under the Term Note.
The trustee is permitted to engage in certain other transactions. Upon the occurrence of an event of default or an event which, after notice or lapse of time or both, would become an event of default under the Subordinated Indenture, or upon the occurrence of a default under another indenture under which U.S. Bank National Association serves as trustee, the trustee may be deemed to have a conflicting interest with respect to the other debt securities as to which we are not in default for purposes of the Trust Indenture Act and, accordingly, may be required to resign as trustee under one or both of the Subordinated Indenture. In that event, we would be required to appoint a successor trustee.
Governing Law
The Subordinated Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of the Notes described in this prospectus supplement. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations promulgated thereunder, judicial authorities and administrative interpretations, in each case as of the date of this prospectus supplement, all of which are subject to change or different interpretations, possibly with retroactive effect. We cannot assure you that the U.S. Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income tax consequences of acquiring, owning or disposing of the Notes.
This discussion does not purport to address all U.S. federal income tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or status, nor does it discuss the U.S. federal income tax consequences to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as banks and other financial institutions, insurance companies, regulated investment companies, tax-exempt entities, dealers in securities or foreign currency, real estate investment trusts, thrifts, traders in securities that have elected the mark-to-market method of accounting for their securities, partnerships or other pass-through entities (or investors in such entities), U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, U.S. Holders that hold Notes through non-U.S. brokers or other non-U.S. intermediaries, persons required to accelerate the recognition of any item of income as a result of such income being included on an applicable financial statement, U.S. expatriates and former long-term residents of the United States or persons that hold the Notes as part of a hedge, wash sale, conversion transaction, straddle or other risk reduction transaction. This discussion is limited to those holders that purchase Notes for cash in this offering at their “issue price” (which is the first price at which a substantial amount of the Notes is sold for cash to investors other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and that hold the Notes as capital assets (generally, property held for investment). Moreover, this discussion does not address the effect of any alternative minimum tax, the Medicare tax on investment income, state, local or non-U.S. tax laws or the application of any U.S. federal taxes other than U.S. federal income taxes (such as U.S. federal estate or gift taxes).
If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes is a holder of Notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership considering an investment in the Notes, you should consult your own tax advisor about the tax consequences of acquiring, owning and disposing of the Notes.
Investors considering the purchase of Notes should consult their own tax advisors regarding the application of the U.S. federal tax laws to their particular situations and the applicability and effect of state, local or non-U.S. tax laws and tax treaties.
Tax Consequences to U.S. Holders
You are a U.S. Holder for purposes of this discussion if you are a beneficial owner of a Note and, for U.S. federal income tax purposes, you are:
•	an individual who is a citizen or resident of the United States;
•
a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust, if (i) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined under the Code) have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

Payments of Interest and Original Issue Discount
Under applicable Treasury Regulations, a debt instrument will qualify as a “variable rate debt instrument” if (i) its issue price does not exceed the total noncontingent principal payments due under the debt instrument by more than a specified de minimis amount and (ii) the debt instrument provides for stated interest, paid or compounded at least annually, at current values of a single fixed rate and one or more qualified floating rates. We expect that the Notes will meet the requirements for being variable rate debt instruments. We intend to treat the Notes as variable rate debt instruments for U.S. federal income tax purposes. Under this characterization, payments treated as qualified stated interest (“QSI”) on the Notes generally will be taxable to you as ordinary income at the time such QSI is received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes. QSI generally means stated interest that is unconditionally payable in cash at least annually at a single fixed rate, but as discussed below, special rules are applicable to variable rate debt instruments.
The Notes will be treated as issued with OID for U.S. federal income tax purposes if the issue price of the Notes is less than the stated redemption price at maturity by more than a de minimis amount. The stated redemption price at maturity for the Notes is the sum of the principal amount of the Notes and any interest on the Notes that is not QSI. The issue price of debt instruments equals the first price at which a substantial amount of the debt instruments has been sold (ignoring sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). As discussed below, solely for purposes of calculating OID, special rules apply for determining the “maturity” of a Note. If the Notes are issued with OID, a U.S. Holder generally must include such OID in taxable income (as ordinary income) as such OID accrues in accordance with a constant yield method based on a compounding of interest, regardless of the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. Thus, a U.S. Holder generally will be required to include OID in income in advance of the receipt of the cash to which such OID is attributable.
Under applicable Treasury Regulations, to determine the amount of QSI and OID in respect of a variable rate debt instrument such as a Note, an “equivalent fixed rate debt instrument” must be constructed. The equivalent fixed rate debt instrument of a variable rate debt instrument that has an initial fixed rate followed by one or more qualified floating rates, such as a Note, is constructed as follows: (i) first, the initial fixed rate is replaced with a qualified floating rate such that the fair market value of a Note as of the Note’s issue date would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the replacement qualified floating rate rather than the fixed rate, and (ii) second, each floating rate (including the floating rate determined under clause (i) of this sentence) is converted into a fixed rate substitute (which, in each case, generally will be the value of each floating rate as of the issue date of the Notes). When the equivalent fixed rate debt instrument has been constructed pursuant to the foregoing rules, the amount of QSI and OID, if any, are determined for the equivalent fixed rate debt instrument by applying the general OID rules to the equivalent fixed rate debt instrument, and a U.S. Holder will account for such OID, if any, and QSI as if the U.S. Holder held the equivalent fixed rate debt instrument. For each accrual period, appropriate adjustments will be made to the amount of QSI or OID assumed to have been accrued or paid with respect to the equivalent fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Notes during the accrual period.
The Treasury Regulations provide special rules for determining the yield and maturity of a debt instrument, such as the Notes, that provide an issuer with the option to redeem the instrument at specified times. The Treasury Regulations generally deem an issuer to exercise a redemption option in a manner that minimizes the yield on the debt instrument for purposes of determining whether a debt instrument is issued with OID. Under the terms of the Notes, if the initial fixed rate substitute on the equivalent fixed rate debt instrument (as determined in the manner described above) is less than the fixed rate substitute of the floating rate (as determined in the manner described above), the yield on the Notes will be minimized if the Notes are redeemed immediately before the change in the interest rate on    , 2025, and, therefore, the Notes will be treated as maturing on such date for OID purposes. This assumption is made solely for purposes of determining whether the Notes are issued with OID for U.S. federal income tax purposes and is not an indication of our intention to redeem or not to redeem the Notes at any time. If, contrary to this assumption, the Notes are not redeemed prior to the change in the interest rate on    , 2025, then, solely for OID purposes, the Notes will be deemed to be reissued at their adjusted issue price on the date that they are not redeemed. This deemed reissuance should not result in taxable gain or loss to U.S. Holders.
Disposition of the Notes
You generally will recognize capital gain or loss on a sale, redemption, exchange, retirement or other taxable disposition of a Note equal to the difference, if any, between (i) the amount realized on such disposition

(excluding amounts attributable to any accrued but unpaid QSI, which will be taxable as ordinary income to the extent you have not previously included such amounts in income) and (ii) your adjusted tax basis in the Note. The amount realized will equal the sum of any cash and the fair market value of any other property received on the disposition. Your adjusted tax basis in a Note generally will equal the amount you paid for the Note, increased by any OID previously included in your gross income with respect to the Note (including OID accrued in the year of the sale or other disposition). Any such gain or loss will be long-term capital gain or loss if you held the Note for more than one year at the time of the disposition. Long-term capital gains of non-corporate U.S. Holders generally are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding
Payments of stated interest which is QSI, accruals of OID and the proceeds of a disposition (including a retirement or redemption) of Notes may be reported to the IRS. These information reporting requirements, however, do not apply with respect to certain exempt U.S. Holders, such as corporations.
Backup withholding (currently at a rate of 24%) may apply to payments of the foregoing amounts, unless you provide the applicable withholding agent with your taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establish an exemption from backup withholding.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability, if any, and may entitle you to a refund, provided the required information is timely furnished to the IRS.
Tax Consequences to Non-U.S. Holders
You are a “Non-U.S. Holder” for purposes of this discussion if you are a beneficial owner of a Note and you are, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.
Interest on the Notes
Subject to the discussion below under the headings “—Information Reporting and Backup Withholding” and “Foreign Account Tax Compliance Act,” payments of interest (which, for purposes of this discussion of Non-U.S. Holders, shall include any OID) on the Notes generally will be exempt from U.S. federal income and withholding tax under the “portfolio interest” exemption if you properly certify as to your non-U.S. status, as described below, and:
•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;
•	you are not a bank whose receipt of interest on the Notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business;
•	you are not a “controlled foreign corporation” for U.S. federal income tax purposes that is related to us; and
•	interest on the Notes is not effectively connected with your conduct of a U.S. trade or business.
The portfolio interest exemption applies only if you appropriately certify as to your non-U.S. status. You generally can meet this certification requirement by providing a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable (or appropriate substitute or successor form) to the applicable withholding agent. If you hold the Notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to your agent. Your agent then generally will be required to provide appropriate certifications to the applicable withholding agent, either directly or through other intermediaries.
If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. federal withholding tax, currently at a 30% rate, unless (i) you provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable (or appropriate substitute or successor form) claiming an exemption from (or a reduction of) withholding under an applicable income tax treaty or (ii) the payments of interest are effectively connected with your conduct of a trade or business in the United States and you meet the certification requirements described below (see “—Income or Gain Effectively Connected with a U.S. Trade or Business”).

Disposition of the Notes
Subject to the discussion below under the headings “—Information Reporting and Backup Withholding” and “Foreign Account Tax Compliance Act,” you generally will not be subject to U.S. federal income or withholding tax on any gain realized on a sale, redemption, exchange, retirement or other taxable disposition of a Note (other than amounts attributable to accrued and unpaid interest, which will be treated as described above under “—Interest on the Notes”) unless:
•	the gain is effectively connected with the conduct by you of a U.S. trade or business; or
•	you are an individual who has been present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met.
If you are a Non-U.S. Holder described in the first bullet point above, you generally will be subject to U.S. federal income tax as described below (see “—Income or Gain Effectively Connected with a U.S. Trade or Business”). If you are a Non-U.S. Holder described in the second bullet point above, you generally will be subject to U.S. federal income tax at a flat 30% rate (or a lower applicable income tax treaty rate) on the gain derived from the sale, redemption, exchange, retirement or other taxable disposition, which may be offset by certain U.S.-source capital losses, unless an applicable income tax treaty provides otherwise.
Income or Gain Effectively Connected with a U.S. Trade or Business
If any interest on the Notes or gain from a sale, redemption, exchange, retirement or other taxable disposition of the Notes is effectively connected with a U.S. trade or business conducted by you, then you generally will be subject to U.S. federal income tax on such interest or gain on a net income basis in the same manner as a U.S. Holder (unless an applicable income tax treaty provides otherwise). If interest received with respect to the Notes is effectively connected income, the U.S. federal withholding tax described above will not apply (assuming an appropriate certification is provided) unless an applicable income tax treaty provides otherwise. You generally can meet the certification requirements by providing a properly executed IRS Form W-8ECI (or other applicable form) to the applicable withholding agent. In addition, if you are a corporation for U.S. federal income tax purposes, that portion of your earnings and profits that is attributable to such effectively connected income or gain, subject to certain adjustments, may be subject to a “branch profits tax” at a 30% rate (or a lower applicable income tax treaty rate).
Information Reporting and Backup Withholding
Payments to you of interest on a Note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and may also be made available to the tax authorities of the country in which you are a tax resident under the provisions of an applicable income tax treaty or agreement. Backup withholding (currently at a rate of 24%) generally will not apply to payments of interest on a Note to a Non-U.S. Holder if the certification described in “—Interest on the Notes” above is provided by the Non-U.S. Holder, or the Non-U.S. Holder otherwise establishes an exemption.
Proceeds from a disposition (including a retirement or redemption) of a Note effected by the U.S. office of a U.S. or non-U.S. broker will be subject to information reporting requirements and backup withholding unless you properly certify, under penalties of perjury, as to your non-U.S. status and certain other conditions are met, or you otherwise establish an exemption. Information reporting and backup withholding generally will not apply to any proceeds from a disposition of a Note effected outside the United States by a non-U.S. office of a broker, unless such broker has certain connections to the United States, in which case information reporting, but not backup withholding, will apply unless the broker has documentary evidence in its records that you are a Non-U.S. Holder and certain other conditions are met, or you otherwise establish an exemption.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability, if any, and may entitle you to a refund, provided the required information is timely furnished to the IRS.
Foreign Account Tax Compliance Act
The Foreign Account Tax Compliance Act imposes a U.S. federal withholding tax (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30% on payments of interest on, and the gross proceeds from a disposition (including a retirement or redemption) of, a debt instrument paid to certain

non-U.S. entities, including certain foreign financial institutions and investment funds (including, in some instances, where such an entity is acting as an intermediary), unless such non-U.S. entity complies with certain withholding and reporting requirements regarding U.S. account holders and U.S. owners of such entity’s equity and debt. Pursuant to proposed U.S. Treasury Regulations (upon which taxpayers are permitted to rely until final U.S. Treasury Regulations are issued), this withholding tax generally will not apply to payments of gross disposition proceeds. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these rules may be subject to different rules. Under certain circumstances, a beneficial owner of Notes may be eligible for a refund or credit of such taxes. Prospective purchasers of the Notes should consult their own tax advisors regarding these withholding and reporting provisions.
The preceding discussion of certain U.S. federal income tax consequences is for general information only and is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state, local and non-U.S. tax consequences of acquiring, owning and disposing of the Notes, including the consequences of any proposed change in applicable laws.

ERISA CONSIDERATIONS
The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on employee benefit plans that are subject to Part 4 of Subtitle B of Tile I of ERISA (“ERISA Plans”) and Section 4975 of the Code also imposes certain requirements on ERISA Plans, as well as on individual retirement accounts (“IRAs”), Keogh plans or other plans and arrangements subject to Section 4975 of the Code. Entities (including certain insurance company general accounts) with underlying assets deemed “plan assets” (as defined in U.S. Department of Labor regulation 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”)) by reason of any such plan's or arrangement's investment therein are also subject to these requirements under Part 4 of Subtitle B of Tile I of ERISA and Section 4975 of the Code. We refer to all of the foregoing in this paragraph collectively as “Plans.”
Government plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA, collectively “Non-ERISA Arrangements”) are not subject to Part 4 of Subtitle B of Title I of ERISA or Section 4975 of the Code, but may be subject to laws that are substantially similar (each, a “Similar Law”).
The following discusses certain aspects of ERISA, the Code and Similar Laws that may affect the decision by a Plan or Non-ERISA Arrangement to purchase, hold or dispose of the Notes, is general in nature and is not intended to be a complete discussion of applicable laws and regulations pertaining to the purchase, holding or disposition of the Notes by a Plan or Non-ERISA Arrangement. The following discussion is based on applicable law and regulations in effect as of the date of this prospectus supplement; we do not undertake any obligation to update this summary as a result of changes in applicable law or regulations. Fiduciaries of Plans and Non-ERISA Arrangements should consult their own legal counsel before purchasing, holding or disposing of the Notes. References herein to any purchase, holding or disposition of Notes also refer to the purchase, holding or disposition of any beneficial interest in the Notes.
Fiduciary Considerations
Before purchasing, holding or disposing of the Notes, the fiduciary of an ERISA Plan should consider whether the purchase, holding or disposition will satisfy the applicable requirements set forth in Part 4 of Subtitle B of Title I of ERISA, including whether, to the extent applicable, the purchase, holding or disposition of the Notes:
•	will satisfy the prudence and diversification standards of ERISA;
•	will be made solely in the interests of the participants and beneficiaries of the Plan;
•	is permissible under the terms of the Plan and its investment policies and other governing instruments; and
•	is for the exclusive purpose of providing benefits to the participants and beneficiaries of the Plan and for defraying the reasonable expenses of administering the Plan.
The fiduciary of a Plan should consider all relevant facts and circumstances, including, as applicable, the limitations imposed on transferability, whether the Notes will provide sufficient liquidity in light of the foreseeable needs of the Plan, that the Notes are unsecured and subordinated, and the tax consequences of any transaction involving the Notes. The fiduciary of a Non-ERISA Arrangement should consider whether the purchase, holding or disposition of the Notes satisfies its obligations imposed under Similar Laws and whether the purchase, holding or disposition of the Notes is consistent with the terms of the governing instruments of the Non-ERISA Arrangement. Neither we, the underwriter or any of our or its affiliates will provide advice in a fiduciary capacity to any Plan with respect to the purchase, holding or disposition of the Notes.
Prohibited Transactions
Section 406 of ERISA and Section 4975 of the Code may prohibit certain transactions involving the assets of a Plan and those persons who have specified relationships with the Plan, called “parties in interest” under ERISA and “disqualified persons” under Section 4975 of the Code (collectively, “parties in interest”). Parties in interest who engage in a nonexempt prohibited transaction may be subject to excise taxes, and parties in interest and fiduciaries may be subject to other liabilities. In addition, a nonexempt prohibited transaction may be subject to rescission. Similar Law may include prohibitions applicable to Non-ERISA Arrangements that are similar to the prohibited transaction rules contained in ERISA and the Code. A fiduciary considering an investment in the Notes should consider whether the investment, including the holding or disposition of the Notes, may constitute or give rise to such a prohibited transaction for which an exemption is not available.
We, the underwriter and our or the underwriter's respective current and future affiliates may be parties in interest with respect to many Plans, and the purchase, holding or disposition of the Notes by, on behalf of, or with the assets of, any such Plan could give rise to a prohibited transaction under ERISA or the Code.
The acquisition and holding of the Notes or any interest therein by the Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (“Plan Asset Entity”) with respect to which we or any paying agent or any of our or its respective affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the Notes are acquired and held pursuant to an applicable exemption. A prospective purchaser that is, or is acting on behalf of, or with the assets of, a Plan should consider the applicability of certain statutory, regulatory or administrative exemptive relief. The U.S. Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may provide exemptive relief if required for direct or indirect prohibited transaction that may arise from the purchase or holding of the Notes, or any interest therein. These exemptions include: (i) the in-house asset manager exemption (PTCE 96-23); (ii) the insurance company general account exemption (PTCE 95-60); (iii) the bank collective investment fund exemption (PTCE 91-38); (iv) the insurance company pooled separate account exemption (PTCE 90-1); and (v) the qualified professional asset manager exemption (PTCE 84-14).
In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide limited exemptive relief for the purchase and sale of the Notes, provided that (i) neither we nor certain of our affiliates is a party in interest or disqualified person with respect to an investing Plan other than by reason of providing services to the Plan or a relationship to a service provider, (ii) neither we nor certain of our affiliates have or exercise any discretionary authority or control over, or render any investment advice with respect to, the assets of the Plan involved in the transaction, and (iii) provided further that the Plan pays no more, and receives no less than, adequate consideration (as defined in the exemption) in connection with the transaction (the so-called "service provider exemption"). There can be no assurance, however, that any of these or any other administrative or statutory exemptions will be available with respect to any or all otherwise prohibited transactions involving any purchase, holding or disposition of the Notes with respect to a particular Plan. Purchasers should consult their own legal counsel to determine whether any purchase, holding or disposition of the Notes will constitute a prohibited transaction and, if so, whether exemptive relief is available.
Each purchaser or holder of a Note, including each fiduciary who causes an entity to purchase or hold a Note, shall be deemed to have represented and warranted on each day such purchaser or holder holds such Note that either:
•
it is not a Plan, Plan Asset Entity or a Non-ERISA Arrangement, and it is not purchasing or holding the Note on behalf of, or with the assets of, any Plan, Plan Asset Entity or Non-ERISA Arrangement; or

•
its purchase, holding and subsequent disposition of the Note will not constitute or result in: (i) a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any provision of Similar Law, or (ii) a breach of fiduciary or other duty or applicable law.

Each purchaser or holder of a Note will have exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the Note does not violate ERISA, the Code or any Similar Law. Nothing contained herein shall be construed as legal or investment advice, or a representation that an investment in the Notes would meet any or all of the relevant legal requirements with respect to investments by, or that an investment in the Notes is appropriate or advisable for, Plans, Plan Asset Entities or Non-ERISA Arrangements, whether generally or as to any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

UNDERWRITING
We have entered into an underwriting agreement with Piper Sandler & Co., who is acting as the sole underwriter with respect to the Notes being offered pursuant to this prospectus supplement. Subject to certain conditions, the underwriter has agreed to purchase $    in aggregate principal amount of Notes in this offering.
The underwriting agreement provides that the obligations of the underwriter to purchase the Notes offered hereby is subject to certain conditions precedent such as the receipt by the underwriter of officers’ certificates and legal opinions and approval of certain legal matters by its counsel. The underwriting agreement provides that the underwriter will purchase all of the Notes offered hereby if any of them are purchased.
We have agreed to indemnify the underwriter and certain of its controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the underwriter may be required to make in respect of those liabilities.
Discounts
The following table shows the per Note and total underwriting discounts we will pay the underwriter:
Per Note		%
Total	$
Notes sold by the underwriter to the public initially will be offered at the public offering price set forth on the cover of this prospectus supplement. Any Notes sold by the underwriter to securities dealers may be sold at a discount from the initial public offering price not to exceed   % of the principal amount of the Notes. If all the Notes are not sold at the public offering price, the underwriter may change such offering price and the other selling terms. The offering of the Notes by the underwriter is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part.
We estimate that our total expenses of the offering, excluding underwriting discounts, will be approximately $   . We have also agreed to reimburse the underwriter for its legal fees and certain other expenses incurred in connection with this offering, unless otherwise agreed to by the parties. In accordance with FINRA Rule 5110, these reimbursed fees and expenses are deemed underwriting compensation for this offering.
No Sales of Similar Securities
We have agreed, for a period from the date of the underwriting agreement through and including the closing date of the offering, not to, without the prior consent of the underwriter, directly or indirectly, issue, offer or sell or enter into any agreement to sell, any debt securities (excluding deposit obligations) of the Company or its subsidiaries, other than the Notes.
No Public Trading Market
There is currently no public trading market for the Notes. In addition, we have not applied and do not intend to apply to list the Notes on any national securities exchange or to have the Notes quoted on an automated quotation system. The underwriter has advised us that it intends to make a market in the Notes. However, the underwriter is not obligated to do so and may discontinue any market-making in the Notes at any time in its sole discretion. Therefore, we cannot assure you that a liquid trading market for the Notes will develop, that you will be able to sell your Notes at a particular time, or that the price you receive when you sell will be favorable. If an active trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the credit ratings for the Notes, our operating performance and financial condition, general economic conditions and other factors.
Price Stabilization; Short Positions
In connection with this offering of the Notes, the underwriter may engage in overallotment, stabilizing transactions or syndicate covering transactions in connection with this offering in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position for the underwriter. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing, or maintaining the price of the Notes. Stabilizing transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of those transactions. If the underwriter engages in stabilizing transactions, it may discontinue them at any time. A syndicate covering transaction is the bid for or the purchase of Notes to reduce a short position incurred by the underwriter in connection with the offering.
Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
The information on the underwriter’s website and any information contained in any other websites maintained by the underwriter is not part of this prospectus, has not been approved or endorsed by us or the underwriter and should not be relied upon by investors.
Other Relationships
The underwriter and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.
In addition, in the ordinary course of their business activities, the underwriter and its affiliates may make or hold a broad array of investments, including, without limitation, serving as counterparties to certain derivative and hedging arrangements and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If the underwriter or its affiliates have a lending relationship with us, they may hedge their credit exposure to us consistent with their customary risk management policies. The underwriter and its affiliates could hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Other Matters
We expect that delivery of the Notes will be made against payment therefor on or about    , 2020, which will be the    business day following the date hereof (such settlement being referred to as “T+   ”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the delivery of the Notes hereunder will be required, by virtue of the fact that the Notes initially settle in T+   , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery hereunder should consult their advisors.

LEGAL MATTERS
The validity of the Notes offered by this prospectus supplement will be passed upon for us by Vorys, Sater, Seymour and Pease LLP, Columbus, Ohio. Certain legal matters in connection with this offering will be passed upon for the underwriter by Calfee, Halter & Griswold LLP, Cleveland, Ohio.
EXPERTS
The consolidated financial statements of the Company and its subsidiaries as of December 31, 2019 and 2018 and for each of the years in the three-year period ended December 31, 2019, and the effectiveness of Park’s internal control over financial reporting as of December 31, 2019, incorporated in this prospectus supplement and the accompanying prospectus by reference from Park’s Annual Report on Form 10-K for the year ended December 31, 2019, have been audited by Crowe LLP, an independent registered public accounting firm, as stated in their reports thereon incorporated herein by reference in this prospectus supplement and the accompanying prospectus in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

PROSPECTUS
Park National Corporation
Common Shares, without par value
Preferred Shares, without par value
Depositary Shares
Senior Debt Securities
Subordinated Debt Securities
Junior Subordinated Debt Securities
Warrants
Units
The securities listed above may be offered and sold by us from time to time in one or more separate offerings, in amounts or numbers, at prices and on other terms to be determined at the time of an offering. We may offer the securities independently or together in any combination for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date. The specific terms and manner of offering of these securities will be provided in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.
Park National Corporation’s common shares are listed on NYSE AMERICAN under the symbol “PRK.” Unless we state otherwise in the applicable prospectus supplement, we will not list any of the other securities listed above on any securities exchange.
You should read this prospectus and any prospectus supplements carefully before you invest. Investing in our securities involves risk. See the section entitled “Risk Factors” on page 7 of this prospectus, and in the documents we file with the Securities and Exchange Commission that are incorporated in this prospectus by reference, for certain risks and uncertainties you should consider.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY STATE SECURITIES COMMISSION OR ANY BANK REGULATORY AGENCY, HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
ANY SECURITIES OFFERED BY THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT WILL BE OUR EQUITY SECURITIES OR UNSECURED OBLIGATIONS AND WILL NOT BE DEPOSITS OR ACCOUNTS OR OTHER OBLIGATIONS OF OUR BANK SUBSIDIARY OR ANY OF OUR NON-BANK SUBSIDIARIES AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE DEPOSIT INSURANCE FUND, THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM, OR ANY OTHER GOVERNMENTAL OR REGULATORY AGENCY OR INSTRUMENTALITY.
Our principal executive offices are located at 50 North Third Street, Newark, Ohio 43055 and our telephone number is (740) 349-8451.
The date of this prospectus is October 23, 2018.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we have filed with the United States Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration statement, we may, from time to time, offer any combination of the securities described in this prospectus in one or more separate offerings.
We may use this prospectus to offer any of the following of our securities from time to time:
•	common shares, without par value;
•	preferred shares, without par value;
•	depositary shares;
•	senior debt securities;
•	subordinated debt securities;
•	junior subordinated debt securities;
•	warrants; or
•	units.
When we use the term “securities” in this prospectus, we mean any of the securities that we may offer under this prospectus, unless we say otherwise. Each time we offer securities under this prospectus, we will provide a prospectus supplement that will describe the specific terms of the securities offered and the specific manner in which we will offer the securities. A prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities or to us. A prospectus supplement may also add to, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should carefully read both this prospectus and the applicable prospectus supplement, together with the information described under the headings “WHERE YOU CAN FIND MORE INFORMATION” and “INCORPORATION BY REFERENCE” before deciding whether to invest in any of our securities.
You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different, additional or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any of the securities to which this prospectus relates in any jurisdiction to or from any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or the applicable prospectus supplement or any document incorporated by reference in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates of the applicable documents.
Unless the context otherwise requires, references to “Park,” the “Company,” “we,” “our” and “us” and similar terms mean Park National Corporation and its subsidiaries.
Unless otherwise indicated, currency amounts in this prospectus and in any applicable prospectus supplement are stated in United States (“U.S.”) dollars.

WHERE YOU CAN FIND MORE INFORMATION
This prospectus is part of a registration statement on Form S-3 that we filed with the SEC registering the securities that may be offered hereunder. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement. A copy of the registration statement can be obtained at the address set forth below. You should read the registration statement for more information about our securities and us.
We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding issuers, like us, who file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.
Our website address is http://www.parknationalcorp.com. We make available, free of charge, on or through our website, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that are filed with or furnished to the SEC, and amendments to those reports, as soon as reasonably practicable after we electronically file such reports with, or furnish them to, the SEC. The contents of our website are not part of this prospectus, and the reference to our website does not constitute incorporation by reference in this prospectus of the information contained at our website.
INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” information in this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that we have filed with the SEC under SEC File Number 001-13006, are incorporated by reference in, and considered a part of, this prospectus:
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on February 27, 2018;
•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, filed on May 2, 2018;
•	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018, filed on July 27, 2018;
•
our Current Reports on Form 8-K filed on January 22, 2018 (excluding Item 2.02 and Item 7.01); January 23, 2018; January 26, 2018; April 20, 2018 (excluding Item 2.02 and Item 7.01); April 23, 2018 (excluding Item 7.01); April 24, 2018; May 21, 2018; June 14, 2018; June 28, 2018; July 2, 2018; July 9, 2018; July 23, 2018 (excluding Item 2.02 and Item 7.01); September 13, 2018; September 14, 2018; and October 22, 2018 (excluding Item 2.02 and Item 7.01);

•	the definitive proxy statement for our 2018 Annual Meeting of Shareholders filed on March 7, 2018; and
•
the description of our common shares contained in “Item 5. Other Information” of Part II of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015, filed on July 28, 2015, together with any subsequent registration statement or report filed for the purpose of updating such description.

We are also incorporating by reference in this prospectus all documents (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such Form that are related to such Items) that we file with the SEC pursuant to Section 13(a), Section 13(c), Section 14 or Section 15(d) of the Exchange Act after the date of this prospectus and prior to the termination or completion of any offering of securities under this prospectus and all applicable prospectus supplements.
Statements contained in this prospectus or any accompanying prospectus supplement as to the contents of any contract, agreement or other document referred to in this prospectus or any accompanying prospectus supplement do not purport to be complete, and, where reference is made to the particular provisions of that contract, agreement or other document, those references are qualified in all respects by reference to all of the provisions contained in that contract, agreement or other document. Any statement contained in this prospectus or in a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in the applicable prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We will provide to each person to whom this prospectus is delivered, upon written or oral request and without charge, any of the above documents that are incorporated by reference into this prospectus (including any exhibits that are specifically incorporated by reference in such documents) and a copy of any contracts, agreements or other documents which are referred to in this prospectus or any accompanying prospectus supplement. Requests should be directed to: Park National Corporation, 50 North Third Street, Newark, Ohio 43055, Attention: Brady T. Burt, Chief Financial Officer, Secretary and Treasurer, telephone number (740) 322-6844.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated herein by reference may contain certain statements that are not statements of historical fact, but, rather, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements specifically identified as forward-looking statements within this prospectus. Examples of forward-looking statements include: (i) projections of income or expense, earnings per share, the payment or non-payment of dividends, capital structure and other financial items; (ii) statements of our plans and objectives of our management or Board of Directors, including those related to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Such forward-looking statements can often, but not always, be identified by the use of words like “believe,” “continue,” “pattern,” “estimate,” “project,” “intend,” “anticipate,” “expect,” and similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may,” or similar expressions.
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the forward-looking statements. We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.
Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. Forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although our management believes that we have been prudent in our plans and assumptions, achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions. If known or unknown risks or uncertainties should materialize, or if underlying assumptions should prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind in reading this prospectus and any accompanying prospectus supplement. Risks and uncertainties will be described under the “Risk Factors” heading of any applicable prospectus supplement and under similar headings in our periodic reports filed with the SEC, which are incorporated by reference in this prospectus, and include, among other factors:
•	Park’s ability to execute our business plan successfully and within the expected timeframe;
•
general economic and financial market conditions, specifically in the real estate markets and the credit markets, either nationally or in the states in which Park and our subsidiaries do business, may experience a slowing or reversal of the recent economic expansion in addition to continuing residual effects of recessionary conditions and an uneven spread of positive impacts of recovery on the economy and our counterparties, resulting in adverse impacts on the demand for loan, deposit and other financial services, delinquencies, defaults and counterparties’ ability to meet credit and other obligations and the possible impairment of collectability of loans;

•
changes in interest rates and prices may adversely impact prepayment penalty income, mortgage banking income, the value of securities, loans, deposits and other financial instruments and the interest rate sensitivity of our consolidated balance sheet as well as reduce interest margins and impact loan demand;

•	changes in consumer spending, borrowing and savings habits, whether due to tax reform legislation, changing business and economic conditions, legislative and regulatory initiatives, or other factors;
•	changes in unemployment;
•	changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness;
•
the adequacy of our risk management program in the event of changes in market, economic, operational, asset/liability repricing, liquidity, credit and interest rate risks associated with Park’s business;

•	disruption in the liquidity and other functioning of U.S. financial markets;
•
our liquidity requirements could be adversely affected by changes to regulations governing bank and bank holding company capital and liquidity standards as well as by changes in our assets and liabilities;

•
competitive factors among financial services organizations could increase significantly, including product and pricing pressures, changes to third-party relationships and our ability to attract, develop and retain qualified banking professionals;

•	customers could pursue alternatives to bank deposits, causing us to lose a relatively inexpensive source of funding;
•
uncertainty regarding the nature, timing, cost and effect of changes in banking regulations or other regulatory or legislative requirements affecting the respective businesses of Park and our subsidiaries, including major reform of the regulatory oversight structure of the financial services industry and changes in laws and regulations concerning taxes, pensions, bankruptcy, consumer protection, rent regulation and housing, financial accounting and reporting, environmental protection, insurance, bank products and services, bank capital and liquidity standards, fiduciary standards, securities and other aspects of the financial services industry, specifically the reforms provided for in the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the Basel III regulatory capital reforms, as well as regulations already adopted and which may be adopted in the future by the relevant regulatory authorities, including the Consumer Financial Protection Bureau, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, and the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), to implement the Dodd-Frank Act’s provisions, and the Basel III regulatory capital reforms;

•	the effects of easing restrictions on participants in the financial services industry;
•
the effect of changes in accounting policies and practices, as may be adopted by the Financial Accounting Standards Board, the SEC, the Public Company Accounting Oversight Board and other regulatory agencies, and the accuracy of our assumptions and estimates used to prepare our financial statements;

•	changes in law and policy accompanying the current presidential administration, including the Tax Cuts and Jobs Act, and uncertainty or speculation pending the enactment of such changes;
•	uncertainty in Park’s preliminary review of, and additional analysis of, the impact of the Tax Cuts and Job Act;
•
significant changes in the tax laws, which may adversely affect the fair values of net deferred tax assets and obligations of state and political subdivisions held in our investment securities portfolio;

•	the impact of our ability to anticipate and respond to technological changes on our ability to respond to customer needs and meet competitive demands;
•
operational issues stemming from and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems on which Park and our subsidiaries are highly dependent;

•	the ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks;
•
a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors and other service providers, resulting in failures of or disruptions in customer account management, general ledger, deposit, loan, or other systems, including as a result of cyber attacks;

•	the existence or exacerbation of general geopolitical instability and uncertainty;
•
the effect of trade policies (including the impact of tariffs, a U.S. withdrawal from or significant renegotiation of trade agreements, trade wars and other changes in trade regulations), monetary and other fiscal policies (including the impact of money supply and interest rate policies of the Federal Reserve Board) and other governmental policies of the U.S. federal government;

•
the impact on financial markets and the economy of any changes in the credit ratings of the U.S. Treasury obligations and other U.S. government-backed debt, as well as issues surrounding the levels of U.S., European and Asian government debt and concerns regarding the creditworthiness of certain sovereign governments, supranationals and financial institutions in Europe and Asia;

•	the uncertainty surrounding the actions to be taken to implement the referendum by United Kingdom voters to exit the European Union;
•
our litigation and regulatory compliance exposure, including the costs and effects of any adverse developments in legal proceedings or other claims and the costs and effects of unfavorable resolution of regulatory and other governmental examinations or other inquiries;

•	continued availability of earnings and excess capital sufficient for the lawful and prudent declaration of dividends;
•	frauds, scams and schemes of third parties;
•
the impact of widespread natural and other disasters, pandemics, dislocations, civil unrest, terrorist activities or international hostilities on the economy and financial markets generally and on us or our counterparties specifically;

•	the effect of healthcare laws in the U.S. and potential changes for such laws which may increase our healthcare and other costs and negatively impact our operations and financial results;
•	Park’s ability to integrate recent acquisitions as well as any future acquisitions, which may be unsuccessful, or may be more difficult, time-consuming or costly than expected; and
•	other risk factors relating to Park, our subsidiaries and/or the banking industry as detailed from time to time in our reports filed with the SEC.
The factors identified above are illustrative but should not be considered an exhaustive list of all factors that could adversely affect our business, financial condition, liquidity or results of operations. You should evaluate all forward-looking statements with an understanding of their inherent uncertainty. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date they are made. Except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date the statement is made to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified in their entirety by the foregoing cautionary statements. You are advised, however, to consult any further disclosures we make on related subjects in our subsequent filings and reports with the SEC.
PARK NATIONAL CORPORATION
Park is a financial holding company subject to regulation under the Bank Holding Company Act of 1956, as amended. Park was initially incorporated under Delaware law in 1986 and began operations as a bank holding company in 1987. In 1992, Park changed its state of incorporation to Ohio.
Park’s principal executive offices are located at 50 North Third Street, Newark, Ohio 43055, and our telephone number is (740) 349-8451. We maintain a website at http://www.parknationalcorp.com where general information about us is available. The information on our website is not part of, and is not incorporated into, this prospectus or any applicable prospectus supplement.
Headquartered in Newark, Ohio, Park had approximately $7.8 billion in total assets, $5.6 billion in total loans and $6.3 billion in total deposits, as of September 30, 2018. Our organization principally consists of 11 community bank divisions, a non-bank subsidiary and two specialty finance companies. Park’s banking operations are conducted through our national bank subsidiary The Park National Bank (“PNB”) and its divisions, which include Fairfield National Bank Division, Richland Bank Division, Century National Bank Division, First-Knox National Bank Division, United Bank, N.A. Division, Second National Bank Division, Security National Bank Division, Unity National Bank Division, The Park National Bank of Southwest Ohio & Northern Kentucky Division and NewDominion Bank Division. PNB engages in the commercial banking and trust business, generally in small and medium population Ohio communities in addition to operations within the metropolitan areas of Columbus and Cincinnati, Ohio and Charlotte, North Carolina. PNB also has a lending office in Louisville, Kentucky. PNB delivers financial products and services through its 118 financial service offices and a network of 136 automated teller machines, in each case as of October 23, 2018, as well as telephone and internet-based banking through both personal computers and mobile devices. The Park organization also includes Scope Leasing, Inc. (d.b.a. Scope Aircraft Finance), which specializes in aircraft financing, Guardian Financial Services Company (d.b.a. Guardian Finance Company), which is an Ohio consumer finance company, and SE Property Holdings, LLC (“SEPH”), an entity which holds nonperforming and performing loans and other real estate owned and is winding down commensurate with the disposition of SEPH’s nonperforming assets.

RISK FACTORS
Investing in our securities involves risk. Before you decide to invest in our securities, you should carefully consider and evaluate all of the information included in or incorporated by reference in this prospectus, including the risk factors incorporated herein by reference from our most recent Annual Report on Form 10-K, as updated by our subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, as well as the risk factors set forth under the “Risk Factors” heading in any applicable prospectus supplement. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. Please also carefully read the section entitled “SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS” for a description of certain risks and uncertainties associated with our business. The market or trading price of our securities could decline due to any of these risks and uncertainties, and you may lose all or part of your investment.
RATIO OF EARNINGS TO FIXED CHARGES
Our consolidated ratio of earnings to fixed charges for each of the periods indicated is as follows:
		For the Fiscal Year Ended December 31,
	For the Nine Months Ended September 30, 2018	2017	2016	2015	2014	2013
Ratio of earnings to fixed charges(1)
Excluding Interest on Deposits	11.85	5.91	5.85	5.45	5.07	4.72
Including Interest on Deposits	4.16	3.74	4.17	4.00	3.97	3.58
(1)
For the purpose of computing the ratios of earnings to fixed charges, earnings consist of consolidated income before income tax expense and fixed charges. Fixed charges consist of interest on borrowings and long-term debt, including/excluding interest on deposits, and one-third of rental expense (which we believe is representative of the interest factor).

USE OF PROCEEDS
We intend to use the net proceeds from the sales of the securities that may be offered under this prospectus as set forth in the applicable prospectus supplement.
LEGAL MATTERS
Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities being offered by this prospectus will be passed upon for Park by Vorys, Sater, Seymour and Pease LLP, Columbus, Ohio. Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for any underwriters, dealers or agents whom we will identify in the applicable prospectus supplement, by their own legal counsel.
EXPERTS
Our consolidated financial statements appearing in our 2017 Annual Report and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (“our 2017 Form 10-K”), and the effectiveness of our internal control over financial reporting as of December 31, 2017, have been audited by Crowe LLP, independent registered public accounting firm, as set forth in their report thereon, included in our 2017 Annual Report and incorporated by reference therefrom in our 2017 Form 10-K, which 2017 Form 10-K is, in turn, incorporated in this prospectus by reference. Such consolidated financial statements are incorporated in this prospectus by reference in reliance upon the reports of Crowe LLP given on the authority of such firm as experts in auditing and accounting.

$
  % Fixed-to-Floating Rate Subordinated Notes due 2030

PROSPECTUS SUPPLEMENT

   , 2020